UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.             )
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☒	Definitive Proxy Statement
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Symmetry Medical Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
 To be Held on June 22, 2009

To our stockholders:

You are cordially invited to attend the Annual Meeting of Symmetry Medical Inc. The information for the meeting is as follows:

TIME	12:00 p.m. CDT
June 22, 2009

PLACE	Hilton Chicago O’Hare Airport
Chicago, Illinois 60666
Phone: 773-686-8000; Fax: 773-601-2873

ITEMS OF BUSINESS	(1) To elect three Class I Directors for a three-year term.
(2) To ratify the appointment of Ernst & Young, LLP as our independent auditors for the fiscal year ending January 2, 2010.
(3) To approve Symmetry Medical Inc.’s Amendment No.1 to the Amended and Restated 2004 Equity Incentive Plan.
(4) To conduct other business properly raised before the meeting and any adjournment or postponement of the meeting.

RECORD DATE	You may vote if you were a stockholder of record on April 27, 2009.

INTERNET AVAILABILITY
In accordance with U.S. Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing proxy materials to stockholders. Rather than sending a paper copy, we are sending a notice along with instructions for accessing the materials and voting online.  This 2009 Proxy Statement and our 2008 Annual Report to Stockholders, which is not a part of this proxy soliciting material, are available on our Web site at www. symmetrymedical.com under the heading “Investor Relations” then “Annual Report/Proxy”.

PROXY VOTING	You will be able to vote two ways:
(1) Visit www.edocumentview.com/SMA and follow the on-screen instructions for voting via the Internet.
(2) Vote in person at the meeting.
You may always revoke your proxy before it is voted at the meeting by following the instructions in the accompanying proxy statement.

/s/ Brian S. Moore
President & Chief Executive Officer

May 1, 2009

SYMMETRY MEDICAL INC.
 3724 North State Road 15
 Warsaw, IN 46582
 Telephone: (574) 267-8700

2009 PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
 To be Held on June 22, 2009

Voting Information

Purpose. We are providing proxy materials in connection with the solicitation of proxies by our Board of Directors, to be voted at our 2009 Annual Meeting of Stockholders and at any postponement or adjournment thereof. We will hold the meeting on June 22, 2009, beginning at 12:00 p.m. CDT, at the Chicago Hilton O’Hare Airport, Chicago, Illinois, 60666. We are soliciting proxies from all of our stockholders to give all stockholders an opportunity to vote on matters to be presented at the meeting, even if they do not attend in person. In the following pages of this proxy statement, you will find information on matters to be voted on at the meeting or at any adjournment or postponement of the meeting. This Notice of Annual Meeting of Stockholders and 2009 Proxy Statement, along with our 2008 Annual Report to Stockholders, are available on our Web site at www.symmetrymedical.com under the heading “Investor Relations” then “Annual Report/Proxy.” However, other than our proxy statement and form of proxy, no other information on our Web site is to be considered a part of our proxy soliciting materials.

Notice of Electronic Availability of Proxy Statement and Annual Report. Symmetry Medical Inc. is making this proxy statement and its 2008 Annual Report to Stockholders available electronically via the Internet. Under rules recently adopted by the U.S. Securities and Exchange Commission (“SEC”), we are furnishing these proxy materials primarily via the Internet, instead of mailing printed copies to each stockholder. On May 1, 2009, we mailed to our stockholders of record, as of the close of business on April 27, 2009, a Notice of Internet Availability containing instructions on how to access our proxy materials, including our 2009 Proxy Statement and our 2008 Annual Report to Stockholders. The Notice of Internet Availability also provides instructions on how to access your proxy card to vote through the Internet. This new process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.

Who Can Vote. You are entitled to notice of, and to vote at, the Annual Meeting if you were a stockholder of record at the close of business on April 27, 2009. If your shares of common stock are registered in your name with our transfer agent, Computershare Trust Company, N.A., you are the stockholder of record. If your shares are held in the name of a broker, custodian, bank, or other holder of record, that person is the stockholder of record and you are considered the “beneficial” owner. If you are not present in person at the Annual Meeting, your shares can be voted only if represented by a valid proxy, as described below under “Voting of Shares.”

Shares Outstanding. On April 27, 2009, there were 35,799,265 shares of common stock outstanding. A list of stockholders entitled to vote at the meeting is available at our corporate headquarters office and will also be available at the meeting. Each share is entitled to one vote on each matter properly brought before the meeting.

Voting of Shares. We realize that most of our stockholders will probably not be able to attend the meeting in person. However, it is very important that your shares be represented by proxy. This is because we can only take action at the Annual Meeting, with respect to a particular matter, if a quorum, or majority, of the total number of shares of common stock outstanding and entitled to vote on that matter is present, in person or by proxy. Therefore, we are asking for your proxy to authorize the persons named in the proxy to vote your shares at the Annual Meeting in accordance with your instructions.

You may vote by proxy over the Internet by following the instructions provided in the Notice of Internet Availability. Voting in this manner will not limit your right to vote in person at the meeting if you decide to attend the meeting.

If you are a beneficial owner and your shares are held in the name of a broker, custodian, bank, or other holder of record, you will need to obtain, and should receive in the ordinary course of business from that broker, bank or other holder of record, a proxy, executed in your favor from that record holder, authorizing you to vote those shares at the Annual Meeting.

If any other matters are properly presented for consideration at the Annual Meeting, including consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board of Directors, the persons named as proxies and acting hereunder will have the discretion to vote on those matters according to their best judgment to the same extent as the person granting the proxy. At the date this proxy statement was printed, we did not anticipate that any other matters would be raised at the Annual Meeting.

You may revoke your proxy at any time before it is voted at the meeting in one of three ways:

•	Notify our Corporate Secretary in writing before the meeting that you wish to revoke your proxy.

•	Submit another proxy with a later date.

•	Vote in person at the meeting.

The effect of you not voting depends on how ownership of your shares is registered and the proposal to be voted upon.

        Voting Shares Held by Brokers, Banks and Other Nominees.  Brokers, banks or other nominees typically hold shares of common stock for many stockholders.  In this situation the “registered holder” on our stock register is the broker, bank or other nominee. When stock is held in this manner by an institution, it is referred to as holding shares in “street name.” In such cases, you – as the actual “beneficial owner” of the stock – do not appear anywhere in our stockholder register. If you own your shares in street name and do not give your voting instructions to your broker, bank or other nominee, that institution may represent your shares at the stockholder meeting. However, in the absence of your voting instructions, the institution will be able to vote your shares only with respect to items which are considered routine under the rules of the New York Stock Exchange. Your vote on any non-routine matters will therefore be considered a “broker non-vote.” For purposes of determining whether a quorum is present, shares voted FOR, AGAINST or ABSTAIN, as well as broker “non-votes” count as shares that are present, although they will not count in determining total votes actually cast on a particular matter.

If you properly complete and sign your proxy card, your “proxy”—that is, the persons named in your proxy card—will vote your shares as you have directed. If you do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors as follows:

•	FOR the election of the director nominees.

•	FOR the ratification of the appointment of Ernst & Young, LLP as independent auditors for the fiscal year ending January 2, 2010.

Voting Shares Held in Your Name. If you are the record owner, and if you submit your proxy instructions by internet, your proxy - the person named in your proxy card - will vote your shares as you have directed. If you do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors as follows:

•	FOR the election of the director nominees.

•	FOR the ratification of the appointment of Ernst & Young, LLP as independent auditors for the fiscal year ending January 2, 2010.

•	FOR the Amendment No. 1 to the Symmetry Medical Inc. Amended and Restated 2004 Equity Incentive Plan.

Required Vote. So long as a quorum is present, the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the meeting is needed to ratify the appointment of Ernst & Young, LLP as independent auditors for the fiscal year 2009, to approve Amendment No. 1 to the Symmetry Medical Inc. Amended and Restated 2004 Equity Incentive Plan and to vote on any other matters that may properly come before the Annual Meeting. Director nominees receiving the greatest number of votes will be elected as directors.

Cost of Preparing, Mailing and Soliciting Proxies. We will pay all of the costs of preparing, printing and mailing the Notice of Internet Availability, of printing and mailing proxy materials to our stockholders who specifically request them and of soliciting proxies. We will also reimburse brokers, custodians, banks and other holders of record for their reasonable expenses incurred in forwarding notice and proxy materials to our beneficial owners.

Proxies may be solicited on our behalf in person, by telephone, or otherwise by our officers, directors and employees without additional compensation. We have not retained a proxy solicitor in conjunction with the annual meeting.

Annual Report. Our 2008 Annual Report to Stockholders, including our financial statements for the required period ended January 3, 2009, is available on our Web site at www.symmetrymedical.com under the heading “Investor Relations” then “Annual Report/Proxy”. The 2008 Annual Report to Stockholders includes audited financial statements for the years ended January 3, 2009, December 29, 2007 and December 30, 2006. The 2008 Annual Report to Stockholders is not a part of this proxy statement.

Voting Results. We will publish the voting results in our Form 10-Q for the second quarter of 2009, which we will file with the Securities and Exchange Commission (“SEC”).

Investor Relations Department.   You may contact our Investor Relations Department in one of four ways:

•	Write to Symmetry Medical Inc., at
3724 North State Road 15
Warsaw, IN 46582.

•	Fax to Fred L. Hite at (574) 267-4551.

•	E-mail to fredhite@symmetrymedical.com.

•	Telephone Fred L. Hite at (574) 267-8700.

Director Communications.   Stockholders and other interested parties who wish to communicate with individual directors or the entire Board may do so by sending a communication, marked “Director Communications,” to our corporate offices, 3724 North State Road 15, Warsaw, Indiana 46582. If addressed to individual directors, the communication will be forwarded, unopened to the Chairperson of the Governance and Nominating Committee for review and appropriate dissemination.

Governance of the Company

Our business, property and affairs are managed by, or are under the direction of our Board of Directors, pursuant to Delaware’s Business Corporation Law and our bylaws. Members of the Board are kept informed of our business and of business and industry developments through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them by management or otherwise obtained, and through participation in meetings of the Board and its Committees.

We have three classes of directors and each class is to be as equal as possible in number. One class is to be elected at each Annual Meeting of the Stockholders. Currently, there are three Class I directorships, two Class II directorships and two Class III directorships. As of the date of this proxy statement, there are no vacancies.

During March 2008, the Company became a member of the National Association of Corporate Directors (“NACD”). The Board of Directors authorized, recommended and encourages each Board member and the Company CFO to attend one NACD education course every two years. Each attendee is limited to $10,000 per course for travel and fees and must gain approval by the Chairman of the Board before attending. Both James S. Burns and Francis T. Nusspickel attended an educational course in the fall of 2008.

The Board has adopted a set of Corporate Governance Guidelines that address the role, function, composition and responsibilities of the Board and the various Committees of the Board. You can find a copy of these Corporate Governance Guidelines on our Web site, at www.symmetrymedical.com, or by writing to Fred L. Hite, Senior Vice President, Chief Financial Officer and Secretary at Symmetry Medical Inc., 3724 North State Road 15, Warsaw, IN 46582 and requesting a copy. As the operation of the Board and its Committees is a dynamic process, the Board regularly reviews changing legal and regulatory requirements, evolving best practices and other developments. We will keep these policies and our governance practices current, as may be required by the Sarbanes-Oxley Act of 2002 and any rule changes prescribed by the SEC and the New York Stock Exchange (“NYSE”).

Committees, Director Independence and Meetings of the Board of Directors. During 2008, the Board of Directors had four Committees: the Audit Committee, the Compensation and Organizational Committee, the Governance and Nominating Committee and the Finance and Systems Committee. The Audit Committee is responsible for providing independent and objective oversight of our accounting functions and internal controls and monitoring the objectivity of our financial statements. The Compensation and Organizational Committee assists the Board in addressing matters relating to the fair and competitive compensation of our executive officers and non-employee directors, together with matters relating to retirement, welfare and other benefit plans. The Governance and Nominating Committee assists the Board by identifying individuals qualified to become members of the Board consistent with criteria set by the Board and developing corporate governance principles. The Finance and Systems Committee is responsible for reviewing budgetary, finance and information systems matters.

The Audit Committee, Governance and Nominating Committee and the Compensation and Organizational Committee have each adopted charters that govern their respective authority, responsibilities and operation. Each Committee, along with the Board of Directors, has reviewed the provisions of the Sarbanes-Oxley Act of 2002, the rules of the SEC and NYSE regarding corporate governance policies and processes and listing standards. In conformity with the requirement of such rules and listing standards, we have adopted our Corporate Governance Guidelines, and we have adopted written charters for the Audit Committee, the Compensation and Organizational Committee, and the Governance and Nominating Committee.  We have also adopted a Code of Business Conduct and Ethics (which applies to directors, officers (including our Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer) and employees). The Code of Business Conduct and Ethics, the Corporate Governance Guidelines, and the charters of the Audit Committee, Governance and Nominating Committee, and the Compensation and Organizational Committee are available on our Web site at www.symmetrymedical.com.Stockholders may request a copy of this information by writing to Fred L. Hite, Senior Vice President, Chief Financial Officer and Secretary at Symmetry Medical Inc., 3724 North State Road 15, Warsaw, IN 46582 and requesting a copy. Any waivers of, or changes to, our Code of Business Conduct and Ethics that apply to our executive officers, directors, or persons performing similar functions, will be promptly disclosed on our Web site in the “Investor Relations” then “Corporate Governance” section, as required by the SEC and the NYSE.

Pursuant to our Corporate Governance Guidelines, our Board must meet independence standards established by the SEC, NYSE and other governing laws and regulations.  Our Board of Directors, considering all relevant facts and circumstances, regularly makes an affirmative determination that all such independence standards have been and continue to be met by the directors and members of each of our Committees, including a determination that none of such directors has a material relationship with our Company (either directly or indirectly as a partner, stockholder or officer of an entity that has a material relationship with our Company). Similarly, the Board makes affirmative determination of independence with respect to members of the Audit Committee, under the special Audit Committee independence criteria.

Annually, each director is required to complete a questionnaire concerning his independence and any direct or indirect business, family, employment, transaction or other relationship or affiliation with the Company.  In determining director independence, the Board considers and evaluates the directors’ answers to these questionnaires.  Further, any new Director nominees complete a similar questionnaire prior to being recommended to join the Board of Directors.

As of the date of this proxy statement, based upon the information submitted by each of our directors, and based upon recommendation from the Governance and Nominating Committee, the Board has made an affirmative determination that a majority of our current Board is independent as that term is defined by the NYSE listing standards and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (the “Exchange Act”), are “non-employee directors” (within the meaning of amended Rule 16b-3 under the Act) and are “outside directors” within the meaning of Section 162(m) of the Code and Treasury Regulations Sections 1.162- 27(e)(3).  For fiscal 2008, all of the non-management directors met such independence criteria.  These members included: Frank Turner, James S. Burns, John S. Krelle, Francis T. Nusspickel, Stephen B. Oresman and Craig B. Reynolds.  The sole management director, Brian S. Moore, did not meet independence criteria due to his employment as Chief Executive Officer of the Company.

For fiscal 2009, the Board made an affirmative determination that all of the incumbent non-management directors (James S. Burns, John S. Krelle, Francis T. Nusspickel, and Craig B. Reynolds) as well as the non-management directors nominated under Proposal No. 1 of this Proxy Statement (Thomas E. Chorman and Robert G. Deuster) meet independence criteria.  The sole management director, Brian S. Moore, did not meet independence criteria due to his employment as Chief Executive Officer of the Company.  Based on these determinations, 86% of our Board is considered independent for fiscal 2009.   All of our Committees consist solely of independent directors.

The Board of Directors has adopted a “Related Party Transaction” policy. This policy covers all transactions with related parties and requires approval of any related party transactions or material amendments thereto by the Audit Committee.

The Board of Directors held six meetings in 2008, four in person and two telephonically.  All of the directors attended at least 75% of the meetings of the Board of Directors and of the various Committees on which they served during 2008. Each member of the Board of Directors who served as of May 22, 2008, the date of our last year’s Annual Meeting of Stockholders, attended the stockholders’ meeting.

The Board of Directors has the authority, at their discretion, to appoint the chair of each Committee and the members of each Committee.  Typically such positions are appointed annually by the Board.

The Audit Committee.   The Audit Committee is responsible for providing independent and objective oversight of our accounting functions and internal controls and monitoring the objectivity of our financial statements. The Committee assists in the Board’s oversight of (1) the integrity of our financial statements, (2) compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors. In performing these functions, the Committee has the responsibility to review and discuss the annual audited financial statements and quarterly financial statements and related reports with management and independent auditors, including our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” to monitor the adequacy of financial disclosure in its other filings; to retain and terminate our independent auditors and exercise the Committee’s sole authority to review and approve all audit engagement fees and terms and approve in advance the nature, extent, and cost of all non-audit services provided by independent auditors; and to review annual reports from the independent auditors regarding their internal quality control procedures.  The Committee is also responsible for preparing the audit committee report to be included in our proxy statement.

The Committee members are Francis T. Nusspickel, Stephen B. Oresman and James S. Burns. Francis T. Nusspickel serves as the Chairman of the Committee. Each member of the Committee is independent as defined in Rule 303A of the NYSE listing standards. The Board has determined that each member meets the financial literacy qualifications of the NYSE listing standards and each is an “Audit Committee financial expert” as such term is defined in the Sarbanes-Oxley Act and related SEC regulations. The Audit Committee held seven meetings in 2008, four in person and three telephonically.

Compensation and Organizational Committee.   The Compensation and Organizational Committee assists the Board in addressing matters relating to the fair and competitive compensation of our executives officers and non-employee directors, together with matters relating to retirement, welfare and other benefit plans as well as the organizational effectiveness and succession planning of the Company. The Committee’s principal responsibilities include: (1) reviewing and recommending to the Board (i) the design of our Director and executive officer benefit plans, (ii) plans entitled to exemption under Rule 16b-3 of the Securities Exchange Act of 1934, (iii) material terms of all employment, severance and change of control agreements for our executive officers, (iv) compensation of our Board members and (v) incentive components of our CEO’s compensation and bonus awards; (2) reviewing and approving the compensation of our executive officers; (3) providing oversight regarding our retirement, welfare and other benefit plans; (4) reviewing NYSE, key institutional stockholders, and other applicable compensation policies and guidelines and (5) preparing and discussing with management the Compensation Discussion and Analysis for inclusion in our proxy statement.

The members of the Committee are John S. Krelle, Francis T. Nusspickel and Stephen B. Oresman. John S. Krelle serves as the Chairman of the Committee. Each of the current Compensation and Organizational Committee Members are independent. The Committee met four times during 2008, all in person.

Governance and Nominating Committee.   The Governance and Nominating Committee assists the Board by identifying individuals qualified to become members of the Board consistent with criteria set by the Board and developing corporate governance principles. The Committee’s responsibilities include: (1) evaluating and recommending candidates for election to our Board; (2) reviewing our corporate governance principles and providing recommendations to the Board regarding possible changes; (3) establishing procedures for and overseeing the evaluation of our Board, Committees and management and providing annual assessment reports to the Board; (4) reviewing the makeup of our Committees and making recommendations of director nominees for each Committee; (5) evaluating our CEO’s performance; and (6) reviewing succession plans of our CEO and President and recommending candidates for CEO and other senior executive officers.

Annually, the Governance and Nominating Committee reviews the qualifications and backgrounds of the Directors, as well as the overall composition of the Board, and recommends to the full Board the individuals to be nominated for election at the Annual Meeting of Stockholders. Nominations to the Board may also be submitted to the Governance and Nominating Committee by our stockholders. The nominations put forth by stockholders will be given the same due consideration along with nominations by the Committee. The Chairman of the Governance and Nominating Committee, acting on behalf of the full Board, extends the formal invitation to become a member of the Board of Directors. The Committee also has the discretion, from time to time, to hire a professional search firm to identify potential candidates. If and when the Board determines the need for new or replacement Directors, it will seek candidates that are interested in serving and will devote time necessary to understand the importance of corporate governance. The Board will seek candidates possessing specific skills and experience that are desirable to supplement the experience of those directors serving on the Board.

The members of the Committee are James S. Burns, John S. Krelle and Craig B. Reynolds.  James S. Burns serves as Chairman of the Committee. Each of the current Governance and Nominating Committee members are independent. The Committee held five meetings in 2008, four in person and one telephonically.

Finance and Systems Committee.   The Finance and Systems Committee, assists the Board through oversight of budgetary, finance and information systems matters. The Committee’s responsibilities include: (1) reviewing our financial and fiscal affairs; (2) making recommendations to the Board regarding annual budget, capital expenditures, dividends, financing and fiscal policies; (3) reviewing the financial impacts of major transactions as related to mergers, acquisitions, reorganizations and divestitures; (4) providing oversight for information technology security and risk; and (5) reviewing systems, processes, organizational structure and people responsible for the finance and system functions.

The members of the Committee are Craig B. Reynolds, James S. Burns and Francis T. Nusspickel.  Craig B. Reynolds serves as Chairman of the Committee.  The Committee met four times during 2008, all in person.

Executive Sessions.  In accordance with our bylaws and Corporate Governance Guidelines, the Chairman of the Board presides over all executive sessions of the non-management directors, unless the Chairman is the CEO, in which case an independent board member is appointed.  Frank Turner, an independent director, currently serves as Chairman of the Board, presiding over all executive sessions of the Board.  Frank Turner will be retiring at this year’s Annual Meeting of Stockholders and a new Chairman will be appointed at the Board’s organizational meeting to be held immediately following this year’s Annual Meeting. Please contact Francis T. Nusspickel, Chairman of the Audit Committee, until a new Chairman is appointed.  Mr. Nusspickel can be contacted as follows:

Francis T. Nusspickel
Chairman of the Audit Committee
3724 North State Road 15
Warsaw, IN 46582
ombudsman@symmetrymedical.com
Phone: 201-891-2754

Section 16(a) Beneficial Ownership Reporting Compliance.   Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file with the SEC initial reports of beneficial ownership of our common stock and other equity securities, as well as reports of changes in beneficial ownership. These individuals are required to provide us with a copy of their required Section 16(a) reports as and when they are filed. Based on our records and information furnished to us by our executive officers and directors, we believe that all SEC filing requirements applicable to our directors and executive officers with respect to 2008 were met.

Stockholder Proposals for 2010.   Any stockholder satisfying the requirements of the SEC’s Rule 14a-8 and wishing to submit a proposal to be included in the proxy statement for the 2010 Annual Meeting of Stockholders must submit the proposal in writing to our Secretary, at 3724 North State Road 15, Warsaw, IN 46582, on or before January 1, 2010.

In addition, any stockholder who has not submitted a timely proposal for inclusion in next year’s proxy statement but still wishes to make a proposal at next year’s Annual Meeting must deliver written notice to our Secretary at the address indicated above not less than 90 days prior to the date of the anniversary of the previous year’s Annual Meeting; provided, however, that in the event the Annual Meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after such anniversary date, notice by the stockholder in order to be timely must be received no later than the later of the close of business 90 days prior to such Annual Meeting or the 10th day following the day on which such notice of the date of the Annual Meeting was provided to stockholders or such public disclosure of the date of the Annual Meeting was made.  Therefore, assuming that the 2010 Annual Meeting is not advanced by more than 30 days nor delayed by more than 60 days from the anniversary date of the 2010 Annual Meeting, appropriate notice of nominations, or other matters that stockholders wish to present at an Annual Meeting of Stockholders, would need to be provided to the Secretary at the address indicated above no later than January 31, 2010.

Our bylaws also specify requirements relating to the content of the notice which stockholders must provide to the Secretary for any matter, including a stockholder nomination for director, to be properly presented at a stockholder meeting. A copy of the full text of our bylaws is on file with the SEC.

Information on Directors and Executive Officers

DIRECTORS OF THE REGISTRANT

Set forth below are the name, age, position and a brief account of the business experience of each of our directors as of April 27, 2009.

Director	Age	Position
Frank Turner	65	Director, Chairman of the Board
James S. Burns	62	Director
John S. Krelle	57	Director
Brian S. Moore	63	Director, President and Chief Executive Officer
Francis T. Nusspickel	68	Director
Stephen B. Oresman	76	Director
Craig B. Reynolds	60	Director

 Information on our executive officers is disclosed in Item 1 of our annual report filed on Form 10-K.

Class I Directors (Terms Expire in 2009)

FRANK TURNER has been a director since August 2003, and served as Chairman of the Board since June 2006.  From August 2003 through May 2008, Mr. Turner served as the chairman of the Board’s Compensation and Organizational Committee. From July 2005 through May 2008, Mr. Turner served as a member of the Governance and Nominating Committee.  Mr. Turner served as Chief Executive Officer of British Midland Aviation Services Limited from 1996 to 1999 as well as a Director of British Midland plc from 1997 to 1999. He served as Managing Director of Lucas Aerospace Limited as well as a Director of Lucas Industries plc from 1992 to 1995. Prior thereto, Mr. Turner spent 33 years at Rolls-Royce plc during which he was a main board member responsible for its Commercial Engine Business from 1987 to 1991. Mr. Turner was formally the Chairman of the Mettis Group, Aero Inventory plc and SRTechnics Holding. Mr. Turner currently serves as Chairman of the Board of Potenza Enterprises Ltd., which provides corporate support through non-executive and advisory board roles. He also serves as Chairman for Potenza Group and Potenza Sports Cars Ltd., as Chairman of Oxford Aviation Academy Ltd., as Chairman of GTM Cars, Ltd., as a Director for Aero Inventory plc, and as an advisor on the aerospace and aviation industry to 3i plc and Star Capital Partners. Over the past 18 years, Mr. Turner has sat on the Boards of Directors of 16 companies, including among others, Rolls-Royce Inc., Rolls-Royce plc, Allied Steel & Wire plc, Apollo Metals Ltd, Cooper Rolls Inc., International Aero Engines AG, Mott MacDonald Ltd, British Regional Airlines Ltd and Wagon plc. He received his BSc(hons) in mechanical and production engineering from the University of Salford in the United Kingdom and his business education from the International Executive Program at Columbia University USA.

JOHN S. KRELLE has served as a director since January 4, 2008. Since May 23, 2008, Mr. Krelle has served as Chairman of the Compensation and Organizational Committee and a member of the Governance and Nominating Committee. Since 2005 Mr. Krelle has served as President, Chief Executive Officer and a member of the Board of Directors of Fziomed Inc., a privately held company based in California, specializing in the manufacture and commercialization of medical biomaterials.  Prior to his tenure at Fziomed, Mr. Krelle worked in the medical device and pharmaceutical industries for almost thirty years in positions of increasing scope and complexity.  From 1987 he served in various senior capacities for Zimmer Holdings, running major business units on three continents. Mr. Krelle was head of Spine, Trauma and Business Development at the time of Zimmer’s acquisition of Swiss company Centerpulse, which made Zimmer the largest pure play orthopaedic company in the world.  Prior to that, he spent five years managing businesses outside the US including Asia, Canada and Latin America. While directing Asia and Japan operations, Mr. Krelle established a new subsidiary in Shanghai, China as well as other geographical expansion throughout the region, to capitalize on the explosive growth of orthopaedics in the area.  During this period, Mr. Krelle also served as a member of the Board of Directors of Zimmer K.K. and played major roles in the spin-out from Bristol Myers Squibb and the subsequent Zimmer public offering on the NYSE in 2001.  Prior experience at Zimmer included acting as the Vice President of Global Knee marketing. Mr. Krelle joined Zimmer from German pharmaceutical company Schering AG where he was responsible for UK sales and marketing.  Mr. Krelle earned a B.A. in mechanical engineering at Swindon Technical College while working in the British automobile industry and an M.B.A. at Sussex University, U.K.

STEPHEN B. ORESMAN has served as a director and member of the Board’s Audit and Compensation and Organizational Committee since the completion of our initial public offering in December 2004. From July 19, 2005 through May 23, 2008, Mr. Oresman served as Chairman of the Governance and Nominating Committee. From April 27, 2006 through May 23, 2008, Mr. Oresman served as a member of the Finance and Systems Committee. Since 1991, Mr. Oresman has served as President of Saltash, Ltd., a management consulting firm. From 1988 to 1991, he was a partner and Vice President of The Canaan Group consulting firm. Mr. Oresman’s early career included ten years in the manufacturing sector, including Bausch & Lomb, Inc. and Interlake Steel Corp. Subsequently, Mr. Oresman joined Booz Allen Hamilton, Inc., where he served various positions, including Managing Officer of the firm’s Eastern Region and Chairman of Booz Allen Hamilton International. Mr. Oresman later joined BBDO International as President of the firm’s independent marketing companies. While continuing his consulting practice, Mr. Oresman also served periods as Chief Executive Officer and then Chairman of the Board for Technology Solutions Company where he was a long time director. Mr. Oresman received his B.A. from Amherst College and his M.B.A. from the Harvard Business School.

Class II Directors (Term Expires in 2010)

JAMES S. BURNS has served as a director and member of the Audit Committee, Governance and Nominating Committee and the Finance and Systems Committee since the 2006 Annual Meeting of Stockholders. From April 2006 through May 2008, Mr. Burns served as Chairman of the Finance and Systems Committee, and currently serves as the Chairman of the Governance and Nominating Committee. Mr. Burns is currently President of the Delafield Corporation, a strategy and investment advisory firm.  He served as President and Chief Executive Officer of EntreMed, Inc. from June 2004 to December 2008. From 2001-2003, Mr. Burns was a co-founder and served as President and as Executive Vice President of MedPointe, Inc., a specialty pharmaceutical company that develops, markets and sells branded prescription pharmaceuticals. From 2000-2001, he served as a founder and Managing Director of MedPointe Capital Partners, a private equity firm that led a leveraged buyout of a NYSE company to form MedPointe Pharmaceuticals. From 1993 to 1999, Mr. Burns served as a founder, Chairman, President and CEO of Osiris Therapeutics, Inc., a publicly held biotech company developing therapeutic stem cell products for the regeneration of damaged or diseased tissue. From 1986-1992, he was Vice Chairman of HealthCare Investment Corporation and a founding General Partner of Healthcare Ventures L.P., a venture capital partnership specializing in forming companies built around new pharmaceutical and biotechnology products. From 1981-1986, Mr. Burns served as Group President and as Vice President of the Laboratory Products Group at Becton Dickinson and Company, a multinational medical device company. Previously, he was a Vice President and Partner at Booz Allen & Hamilton, Inc., an international consulting firm. Mr. Burns is a Director of the International BioResources Group and the American Type Culture Collection (ATCC), and a Director of Vermillion, Inc. He earned his B.S. and M.S. degrees in biological sciences from the University of Illinois and an M.B.A. degree from DePaul University.

CRAIG B. REYNOLDS has served as a director since January 4, 2008. Since May 23, 2008, Mr. Reynolds has served as the Chairman of the Finance and Systems committee and a member of the Governance and Nominating Committee. Mr. Reynolds is currently the Chief Operating Officer of Respironics, Inc., a subsidiary of Philips that develops, manufactures and markets medical devices worldwide. The product lines of Respironcs, Inc. include sleep medicine therapeutics and diagnostic equipment, intensive care ventilation and patient monitoring and respiratory drug delivery systems.  Mr. Reynolds has been with Respironics, Inc. since 1998.  From 1981 to 1998, Mr. Reynolds was with Healthdyne Inc., a medical device company, serving for five years as Chief Executive Officer and board member.  Mr. Reynolds earned his B.S. in industrial management from the Georgia Institute of Technology and his M.B.A. from Georgia State University.

Class III Directors (Terms Expire in 2011)

BRIAN S. MOORE has been President, Chief Executive Officer and a director since our acquisition of Mettis (UK) Limited (“Mettis”) in June 2003. From April 1999 to June 2003, Mr. Moore served as the Chief Executive Officer of Mettis Group Limited, the parent company of Mettis. From April 1994 to March 1999, Mr. Moore held various positions with EIS Group plc, including Chairman of the Aircraft and Precision Engineering Division, and from 1987 to 1999, Mr. Moore served as Chief Executive Officer of AB Precision (Poole) Limited. Prior thereto, Mr. Moore served in various management positions at Vanderhoff plc, Land Rover Vehicles, Bass Brewing and Prudential Insurance, and as the Financial Director for a subsidiary of GEC Ltd. (UK). Mr. Moore has qualified as a Graduate Mechanical Engineer by the Institution of Mechanical Engineers (the qualifying body for mechanical engineers in the UK) and as an Accountant with the UK Chartered Institute of Management Accountants.

FRANCIS T. NUSSPICKEL has served as a director and member of the Board’s Audit Committee since the completion of our initial public offering in December 2004. Mr. Nusspickel is the current Chairman of the Audit Committee. Mr. Nusspickel also served as a member of the Governance and Nominating Committee from 2004 through 2006, at which time he resigned to accept positions on the Compensation and Organizational and Finance and Systems Committees, on which he continues to serve. Mr. Nusspickel is a retired audit partner of Arthur Andersen LLP. Mr. Nusspickel spent the majority of his 35 years of public accounting expertise in Arthur Andersen’s Transportation Industry Group and was the worldwide Industry Head for the Ocean Shipping Segment. Mr. Nusspickel is a certified public accountant and from 2004 to 2007 served as Chairman of the Professional Ethics Committee of the New York State Society of Certified Public Accountants. Mr. Nusspickel was a former member of the Council of the American Institute of Certified Public Accountants and a former President of the New York State Society of Certified Public Accountants. Mr. Nusspickel serves as a director for Tsakos Energy Navigation Limited. Mr. Nusspickel received his B.B.A. from Manhattan College.

Class I Director Nominees

At the 2009 Annual meeting of Stockholders, two of our incumbent independent Class I Directors will retire; Frank Turner and Stephen B. Oresman.  As a result, the Governance and Nominating Committee commenced a search for two new independent directors in early 2009.  The profile for the nominees was determined through discussion amongst the current Board, taking into account the background of the incumbent Board members and the specialties of the two retiring Board members.  Candidates meeting this profile were then identified from NACD Directors Registry ™ and approximately twelve were initially screened by the Chairman of the Governance and Nominating Committee.  The top six candidates were interviewed either telephonically or in person by members of the Governance and Nominating Committee.  Thereafter, the top three candidates were recommended to the Board by the Governance and Nominating Committee and were interviewed by all our continuing Board members.  Background and independence verifications were completed and two candidates were approved by the full Board.  Below are details regarding these two new Class I Director Nominees.

Director	Age	Position
Thomas E. Chorman	54	Nominee for Director
Robert G. Deuster	58	Nominee for Director

THOMAS E. CHORMAN has served as an independent director and member of the Audit Committee of Standex International Corp. (NYSE: SXI) since June 2004.  In October 2008 he was also appointed to the Governance and Nominating Committee of Standex.  An entrepreneur and private investor since June 2006, co-founding two companies; Foam Partners, LLC (polyurethane foam fabrication) and Boomer Capital (authoritative baby boomer website and consulting).  In December 2008, he purchased Discovery Manufacturing Inc. and established Solar LED Innovations, LLC, a designer, manufacturer and marketer of solar rechargeable lighting products.   Prior thereto, Mr. Chorman served as President, CEO and director of Foamex International (manufacturer of comfort cushioning for the furniture and automotive markets) from September 2001 through June 2006.  Previously, Mr. Chorman was CFO at Ansell Healthcare (2000-2001), Armstrong Flooring Products Division CFO (1997-2000), and CFO for Corporate New Ventures and other financial positions at Procter & Gamble (1984-1997).  Mr. Chorman holds an M.B.A. from Rutgers and a B.S. from the City University of New York.

ROBERT G. DEUSTER has served as Chairman and Chief Executive Officer of Newport Corporation (NASDAQ: NEWP), a global supplier of laser, optical and motion control products since May 1996. Mr. Deuster retired from Newport in October of 2007. Mr. Deuster also served as President of Newport from May 1996 until July 2004, and in June 1997 became Chairman of the Board.. From 1985 to 1996, Mr. Deuster served in various senior management positions at Applied Power, Inc (now Actuant Corp NYSE: ATU), a global manufacturer of electrical and hydraulic products, serving as Senior Vice President of the Distributed Products Group from 1994 to 1996, President of the Barry Controls Division from 1989 to 1994, President of the APITECH Division from 1986 to 1989 and Vice President of Sales and Marketing of the Enerpac Division from 1985 to 1986. From 1975 to 1985, he held engineering and marketing management positions at General Electric Company’s Medical Systems Division.  Mr. Deuster currently serves as a director on the board of NEXX Systems, a privately held semiconductor capital equipment company. Mr. Deuster received a B.S. in Electrical Engineering from Marquette University in 1973.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information known to us regarding beneficial ownership of our Common Stock, as of the Record Date, by each director and each of the executive officers identified in the Summary Compensation Table and by all of its directors and executive officers as a group. Information in the table is derived from SEC filings made by such people under Section 16(a) of the Securities Exchange Act of 1934, as amended and other information received by us.

	Beneficial Ownership as of April 27, 2009 (1)
Name	Current Beneficial Holdings	Shares Subject to Options	Total	Percent Owned

Named Executive Officers
Brian S. Moore	156,500	178,481	334,981	*
Fred L. Hite	84,443	29,310	113,753	*
D. Darin Martin	48,590	—	48,590	*
Michael W. Curtis	55,563	—	55,563	*
John Hynes	16,900	—	16,900	*

Other Directors & Nominees
Frank Turner (2)	43,733	—	43,733	*
James S. Burns (3)	19,500	—	19,500	*
John S. Krelle (4)	34,800	—	34,800	*
Francis T. Nusspickel (5)	21,167	—	21,167	*
Stephen B. Oresman (5)	21,167	—	21,167	*
Craig B. Reynolds (4)	34,800	—	34,800	*
Thomas E. Chorman	—	—	—	*
Robert G. Deuster	—	—	—	*
Directors & Executive Officers as a Group	537,163	207,791	744,954	2.1%

*	Less than one percent; assumes the exercise of all vested options.

(1)
Unless otherwise indicated and subject to community property laws where applicable, the individuals and entities named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying options and warrants held by that individual or entity that are either currently exercisable or exercisable within 60 days from April 27, 2009 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity.

(2)
Consists of 22,566 shares beneficially owned by Potenza Enterprises Ltd. Mr. Turner is the Chairman of Potenza Enterprises Ltd. Also consists of restricted shares: 1,667 issued in 2005; 1,000 issued in 2006; 3,700 issued in 2007; 7,400 issued in 2008 and 7,400 in 2009; all grants vest equally over three years.

(3)	Consists of restricted shares: 1,000 issued in 2006; 3,700 issued in 2007; 7,400 issued in 2008 and 7,400 issued in 2009. All grants vest equally over three years.

(4)	Consists of restricted shares: 7,400 issued in 2008 and 2009, respectively, which vest equally over three years and 20,000 common shares purchased in 2009.

(5)	Consists of restricted shares: 1,667 issued in 2005; 1,000 issued in 2006; 3,700 issued in 2007; 7,400 issued in 2008 and 7,400 issued in 2009; all grants vest equally over three years.

Security Ownership of Certain Beneficial Owners

The following table shows each person who, based upon their most recent filings with the Securities and Exchange Commission, beneficially owns more than 5% of our Common Stock as of April 27, 2009.

Name and address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class

Wells Fargo & Co. (1) 420 Montgomery Street San Francisco, CA 94163	3,615,792		10.09%

Blum Capital Partners, L.P. (2) 909 Montgomery Street, Suite 400 San Francisco, CA 94133	3,059,404	(3)	8.60%

HWP Capital Partners II, LP.(4) c/o Haas Wheat & Partners, L.P. 300 Crescent Court, Suite 1700 Dallas, TX 75201	2,962,875		8.40%

Barclays Global Investors (Deutschland) AG Apianstrasse 6 D-85774 Unterfohring, Germany	2,740,329		7.65%

Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, NJ 07302	2,586,054		7.22%

Goldman Sachs Asset Management (5) 32 Old Slip New York, NY 10005	2,117,468	(6)	5.90%

Wellington Management Co., LLP 75 State Street Boston, MA 02109	1,990,233	(7)	5.55%

(1)	Wells Fargo & Co.; Wells Capital Management Incorporated; Wells Fargo Funds Management, LLC; and Wells Fargo Bank, N.A; Wachovia Bank, N.A.; and Wachovia Capital Markets, LLC.
(2)
Blum Capital Partners, L.P.; Richard C. Blum & Associates, Inc.; Blum Strategic GP III, L.L.C.; Blum Strategic GP III, L.P.; Blum Strategic GP IV, L.L.C.; Blum Strategic GP IV, L.P.; and Saddlepoint Partners GP, L.L.C.

(3)	Represents 3,059,404 shares over which it exercises shared voting and dispositive powers.
(4)	HWP Capital Partners II, L.P.; HWP II, L.P.; HWP II, LLC; and Robert B. Haas.
(5)	Goldman Sachs Asset Management, L.P., together with GS Investment Strategies, LLC.
(6)	Represents 2,117,468 shares over which it exercises shared voting and dispositive powers.
(7)	Represents 1,792,533 shares over which it exercises shared voting power and 1,935,633 shares over which it exercises shared dispositive power.

Executive Compensation

Compensation Discussion and Analysis

Table of Contents

Introduction and Objectives	13
Compensation Philosophy	14
Compensation Programs	15
Annual Salary	16
Annual Incentive Cash Bonuses	17
Long-Term Incentive Compensation	18
Performance Based Restricted Shares	18
Stock Options	18
Perquisites and Other Personal Benefits	18
Employment Agreements	19
Compensation Deductibility	20
Summary	20

Introduction and Objectives

The Compensation and Organizational Committee (“Committee”) assists the Board in addressing matters relating to the fair and competitive compensation of our executive officers and non-employee directors, together with matters relating to retirement, welfare and other benefit plans. The Compensation and Organizational Committee is composed of three independent non-executive directors, John S. Krelle, Francis T. Nusspickel, and Stephen B. Oresman.

The Committee met four times in 2008; each meeting included an executive session with only the non-management directors. The Committee also met on January 29, 2009 to finalize the 2008 bonuses and determine the 2009 base salary compensation amounts for the executive officers. All Committee members were present for the meeting.

Two members of management, Chief Executive Officer, Brian S. Moore, and Chief Financial Officer, Fred L. Hite, attended the non-executive portions of each meeting. The agenda for each meeting was determined by the Committee members prior to the meeting. The Committee receives and reviews materials in advance of each meeting which include information that management believes will be helpful to the Committee as well as materials that the Committee specifically requested. Depending on the agenda for the particular meeting, these materials may include:

•	Financial reports;

•	Reports on levels of achievement of corporate performance objectives;

•
Tally sheets setting forth the total compensation of the named executive officers, including base salary, cash incentives, equity awards, perquisites and other compensation and any potential amounts payable to the executives pursuant to employment agreements, severance agreements and change of control provisions;

•	Wealth accumulation summaries which show the named executive officers’ total accumulated stock and option holdings; and

•	Information regarding compensation of peer groups at companies identified by our outside compensation consultant or by management.

The Committee’s primary responsibilities consist of:

•
Review of corporate goals and objectives relevant to the compensation of named executive officers, evaluation of the performance of the named executive officers in light of these goals and objectives and determination and approval of the compensation level of named executive officers based on that evaluation;

•
Evaluation and recommendation to the Board of the incentive components of the CEO’s compensation and related bonus awards, taking into account our performance and relative stockholder return, the value of similar incentive awards to CEOs at comparable companies, the services rendered by the CEO and the awards given to the CEO in past years;

•
Review and recommendation to the Board of the design of the compensation and benefit plans which pertain to Directors, the CEO and other senior executive officers who report directly to the CEO, including oversight of Rule 162(m) plans;

•
Review and recommendation to the Board all plans entitled to the exemption under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, including stock options, restricted stock and deferred stock plans;

•	Review and recommendation to the Board the material terms of all employment, severance and change-of-control agreements for named executive officers;

•
Review and make recommendations to the Board regarding compensation of Board members, such as retainer, Committee Chairman fees, stock options, restricted stock and other similar items as appropriate, and pursuant to our Corporate Governance Guidelines;

•	Oversight regarding our retirement, welfare and other benefit plans, policies and arrangements on an as needed basis;

•
Review compensation policies and guidelines issued by (i) the NYSE and other applicable authorities and (ii) key institutional shareholders and (iii) entities that offer proxy voting services or recommendations to shareholders;

•	Preparation of a compensation committee report on executive compensation to be included in our annual proxy statement or Annual Report on Form 10-K filed with the SEC; and

•
Review and discussion with management regarding the Compensation Discussion and Analysis required by the SEC Regulation S-K, Item 401, and based on such review and discussion, make recommendation to the Board to include the Compensation Discussion and Analysis in the Annual Report on Form 10-K or in our proxy statement.

The Committee’s Charter reflects these responsibilities, and the Committee and the Board periodically review and revise the Charter. The Charter was last revised in the fall of 2008 to address changes required in light of changing business, legal and other conditions. The full text of the Compensation and Organizational Committee Charter is available on our Web site at www.symmetrymedical.com.

Our executive management supports the Committee in its work by proposing compensation increases for executive officers, administering our retirement, welfare and other benefit plans and providing data to the Committee for analysis.

Our Committee has discretionary authority under its Charter to engage the services of outside consultants and advisors, as it deems necessary or appropriate in the discharge of its duties and responsibilities. The Committee has budgetary authority to authorize and pay for the services of outside consultants who report directly to the Committee.

The use of outside compensation consultants allows the Committee to evaluate compensation data and plan design information from national surveys and other public companies, including companies we consider to be our peers. The Committee has, in the past, utilized the services of Mercer Human Resources Consulting (“Mercer”), a compensation consulting company, to assist in evaluating both the executive and director compensation programs. When utilized, Mercer is engaged directly by the Committee and its findings are reported directly to the Committee.

The Committee engaged Mercer to complete a review of its compensation programs for key management executives in late 2005 and early 2007, and the non-executive directors in early 2006 by comparing compensation levels to competitive market pay data using both survey and competitive peer group data sources.  These reports were updated internally in October 2007 and December 2008.  Additionally, Mercer conducted a stock option dilution analysis of our Company and our peer groups, by analyzing current stock option overhang rates of each company and the three-year historical run-rates of each company.  All of the decisions with respect to our executive compensation are made by the Committee alone and may reflect factors and considerations other than, or that may differ from, the information and recommendations provided by management or Mercer.

Our Compensation Philosophy

The Compensation and Organizational Committee is in place to address matters relating to the fair and competitive compensation of our executive officers and non-employee directors, together with matters relating to our retirement, welfare, and other benefit plans. The Committee, composed entirely of independent directors, is guided by three principal goals and objectives: (1) in order to allow us to attract and retain talent, our salaries should be in the range with the level of salaries paid to companies that are considered peers and for those with whom we compete for talent; (2) annual incentive bonuses should be directly related to our results produced during the year; and (3) long term compensation in the form of restricted shares and stock options should be directly linked to Company performance and enhancement of stockholder value.

The Committee believes that executive compensation should be aligned with the values, objectives and financial performance of the Company. The Committee wants to motivate our officers and key employees to achieve the Company’s goals of providing our stockholders with a competitive return on their investments, while at the same time producing high quality products. Our compensation program is designed to attract and retain highly qualified individuals who are capable of making significant contributions to our long-term success, promote a performance oriented environment that encourages Company and individual achievement, reward executive officers for long-term strategic management and to enhance stockholder value.

The Committee believes that compensation paid to executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, and that such compensation should assist us in attracting and retaining key executives critical to its long-term success. Symmetry Medical is headquartered in Warsaw, Indiana, which is frequently referred to as the “Orthopedics Capital of the World.” Because of the number of customers and competitors in the immediate Warsaw, Indiana area, it is important that our compensation program be competitive to allow us to continue to attract and retain all levels of employees.

Annually, compensation is initially determined by the CEO for each executive (excluding the CEO), consisting of base salary, annual cash incentive bonus, and long-term incentive compensation, which is then provided to the Committee for review and approval. Any decision to materially increase compensation is based upon the factors listed above, taking into account all forms of compensation, as well as based upon individual achievement of performance goals. These goals include revenue, profit and cash generation targets as well as specific management tasks. Decisions regarding the CEO’s compensation are made by the Committee in executive session and reflect the same considerations as used for the other named executive officers. The Committee then submits its decisions regarding compensation for the CEO to the Board for ratification. The compensation policy is consistent for each executive, with the exception of the annual incentive bonus, which is tailored to the executive’s specific area of influence. For example, sales executives have a higher percentage of their bonus weighted on growth while finance executives may have more of their bonus weighted on the generation of cash. If performance objectives are not attained, annual incentive bonuses will not typically be paid. Refer to the table on page 17 for the specific metrics of compensation contingent on performance.

The Committee believes that the executive officers’ total compensation programs should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is dependent upon the successful achievement of specified corporate, business segment and individual performance goals. The Committee also believes that a significant amount of pay for executive officers should be comprised of long-term, at-risk pay to align management interests with those of stockholders. The total compensation package should enhance our ability to attract, retain and develop exceptionally knowledgeable and experienced executives upon whom our successful operation and management depends.

Our Compensation Programs

The total compensation program for our executive officers consists of the following elements:

•	Annual Salary

•	Annual cash incentive bonuses

•	Long-term incentive compensation in the form of restricted stock

•	Perquisites and other personal benefits

It is our Committee’s intent that our salaries, annual incentive bonuses and long-term incentive award values be targeted at a level approaching the median of competitive market pay practices.

To establish total compensation for our executive officers, the Committee compares our executive officers’ compensation against comparative company pay practices and also considers recommendations from the Chief Executive Officer regarding those executives reporting directly to him. Our management team provides the Committee with historical and prospective breakdowns of the total compensation components for each executive officer.

At the Committee’s meeting on January 29, 2009, the Committee finalized the 2008 annual incentive bonuses and determined the 2009 base salary compensation amounts for the named executive officers. At this meeting, the Committee reviewed wealth accumulation summaries and tally sheets for each named executive officer in determining appropriate compensation levels.

To ensure our compensation programs are at proper levels, the Committee compares our compensation practices and levels of pay to an industry peer group.  Companies were selected based upon the following criteria:

•	Similar size with executive positions similar in breadth, complexity and scope of responsibility;

•	International operations; and

•	In the medical field or competitors for executive talent.

For 2008, our peer group consisted of the following eight companies:  Resmed, Inc., Mentor Corporation, Cantel Medical Corporation, Datascope Corporation, Greatbatch Inc., Integra Medical Corporation, Thoratec Corporation, and Wright Medical Group Inc.  The analysis was discussed at the Committee’s January 29, 2009 meeting.  Results of the analysis were used to assist the Committee in determining the 2008 bonus and 2009 base compensation amounts for our executives.

In addition to the market-based data, the Committee ensures compensation is aligned with our values, objectives and financial performance, as described above.

Our compensation focuses heavily upon cash compensation. We also utilize various non-cash compensation programs, specifically performance based restricted stock and stock options, within our compensation philosophy. Based upon our internal analysis of competitive pay practices, our total cash compensation, in aggregate, is approximately 65% of the median value of our peers while our long-term incentive compensation, in aggregate, is approximately 80% of the median value of our peers. Our total direct compensation, in aggregate, is approximately 71% of the median value of our peers.

In determining compensation increases, the Committee’s main goal is the recruitment and retention of talent. To accomplish this goal, the Committee believes base salary should be at approximately the median value of our peer group with bonus and long-term incentive compensation at approximately the 75th percentile of our peer group.

The Committee reviews its current compensation programs annually in conjunction with its determination of the compensation for the coming year.

Annual Salary

The 2008 base salaries of our executive officers are shown in the “Salary” column of the Summary Compensation Table of our proxy statement. Salaries for executive officers are reviewed on an annual basis, as well as at the time of a promotion or other changes in responsibilities.

Base compensation is targeted at the approximate median of compensation paid to executives with similar levels of experience in order to ensure that we can attract and retain appropriate levels of executive talent. Individual executives may be paid at levels higher or lower than this target pay positioning at the discretion of the Committee. The base salaries of our executive officers were established by the Committee and approved by the Board of Directors after considering compensation salary trends, overall level of responsibilities, total performance and compensation levels for comparable positions in the market for executive talent.

As discussed above, our total cash compensation appears to be approximately 65% of the median value of our peer group based upon our internal analysis. The Committee has utilized this information, as well as suggestions from management, in determining annual salary increases.

The Committee reviewed base salary increases for 2009, deciding not to increase any salaries of the named executive officers in 2009. This decision was indicative of the economic environment of 2008 and 2009 and was not a reflection of performance.

Annual Incentive Cash Bonuses

The objective of the annual incentive cash bonus plan is to provide executives with a competitive total cash compensation opportunity relative to market practices while aligning rewards with short-term financial and individual performance results which the Committee believes will help achieve our goals of providing our stockholders with a competitive return on their investments over the long term.

Annual incentive awards are determined as a percentage of each executive officer’s base salary. Each Named Executive Officer could earn up to the following percentages of his base salary in 2008:

	Performance is between 15% below plan budget and plan budget				Bonus for achievement	Performance is between plan budget and 10% above plan budget
Name and Position	Sales	Net Income	Operating Cash	Total	of tasks specified by Board	Sales	Net Income	Operating Cash	Total	Maximum Possible Bonus
Brian S. Moore,	—	50%		50%	20%	—	30%	—	30%	100%
President and Chief
Executive Officer
Fred L. Hite,	—	35%	10%	45%	5%	—	20%	10%	30%	80%
Senior Vice President,
Chief Financial Officer and
Secretary
D. Darin Martin,	—	40%	—	40%	10%	—	30%	—	30%	80%
Senior Vice President,
Quality Assurance/
Regulatory Affairs,
Compliance Officer
Michael W. Curtis,	—	35%	10%	45%	5%	—	20%	10%	30%	80%
Chief Operating Officer, USA
John Hynes,	—	35%	10%	45%	5%	—	20%	10%	30%	80%
Chief Operating Officer, Europe

The Committee establishes the performance measures and other terms and conditions of awards for executive officers and has the authority to cancel or award an additional bonus amount at its discretion. The bonus plan is based on performance against the Board approved budget and uses sales, net income and operating cash as the primary metrics.

According to the performance criteria described above, Brian S. Moore should have received 100% of his base salary, thus his full performance based award during 2008.  However, the Compensation and Organizational Committee exercised negative discretion to reduce the performance based award for Brian S. Moore to account for the current market economy.  Further, the Committee exercised its discretion to award additional task-related bonuses to Fred L. Hite and John Hynes based on their contributions and efforts during the 2008 fiscal year.

Long-Term Incentive Compensation

The Committee believes that equity-based compensation ensures that our executive officers have a continuing stake in our long-term success. As such, the Committee has implemented, with Board and stockholder approval, two equity-based plans: the Symmetry Medical Inc. Amended and Restated 2004 Equity Incentive Plan (“2004 Equity Incentive Plan”) covering our United States employees (which, if approved by stockholders at this Annual Meeting in connection with Proposal No. 3, will be amended by Amendment No. 1 to the Symmetry Medical Inc. Amended and Restated 2004 Equity Incentive Plan), and the Symmetry Medical Inc. UK Share Incentive Plan 2006, covering our United Kingdom employees.

Under Proposal No. 3 of this Proxy Statement, we are requesting stockholder approval of an amendment to our existing 2004 Equity Incentive Plan, entitled Amendment No. 1 to the Symmetry Medical Inc. Amended and Restated 2004 Equity Incentive Plan (the "Amended Plan").  The Amended Plan was previously approved by the Committee and by our Board of Directors. Since the basic design and operation of the Amended Plan is very similar to our 2004 Equity Incentive Plan and because the 2004 Equity Incentive Plan was in effect during 2008, for purposes of this report, we will discuss the operation of the 2004 Equity Incentive Plan.

Our 2004 Equity Incentive Plan (“US Plan”) provides for the opportunity to grant stock options and other equity-based incentive awards to officers, other key employees and non-employee directors to help align those individuals’ interests with those of stockholders, to motivate executives to make strategic long-term decisions, and to better enable us to attract and retain capable directors and executive personnel. We have recently awarded more performance based restricted stock than stock options to minimize the financial impact given the expensing of stock options which started January 1, 2006.

During 2008, award grants were determined by the Committee as a result of recommendations by the CEO based upon performance reviews.

Any performance based restricted stock or stock options awarded are treated as ordinary income to the employee, who is responsible for the payment of any associated taxes upon vesting for restricted stock or exercise for options.  We currently have no policy with regard to stock ownership guidelines for our executive officers or our directors, however, our Board of Directors is in the process of considering such a policy.

Our UK Share Incentive Plan 2006 (also referred to as the “UK Plan”) allows us to award eligible United Kingdom participants restricted stock based on certain performance allowances determined by the Board of Directors. The Plan also allows for the award of “matching shares” upon the purchase of Company stock.  The UK Plan is independently administered by Computershare Investor Services plc (“Computershare”) in the UK. Participants’ contributions are made out of pre tax income which results in the participants receiving a Tax and National Insurance benefit. The maximum number of shares that may be issued under the UK Plan is 300,000.  Currently there are no participants under the UK Plan.

(a)   Performance Based Restricted Shares

Our internal compensation study indicates that our long term incentive compensation lags behind competitive market practices. Using the report, the Committee recommended, and the Board authorized, the grant of 310,850 performance based restricted shares to certain employees. These restricted shares were granted on May 23, 2008 and are subject to three year cliff vesting if cumulative operating performance metrics for the Company are met or, if not, default to a seven year schedule.  Notwithstanding, the Compensation Committee of the Board of Directors may, in its sole discretion, vest or accelerate vesting at any time.

(b)   Stock Options

Stock options that have been granted are performance based stock options which vest in equal installments over four years if the budgeted EBITDA is achieved on a cumulative basis. At the time the grants were made, the timing of the grants and vesting period were determined based upon the results of a Mercer report, to allow our compensation program to become more consistent with competitive market practices. Award levels were determined based upon market data and vary among executives based upon their positions.

The Committee has granted to two of the five named executive officers such amounts as are set forth in the Summary Compensation Table of the proxy statement.

Perquisites and Other Personal Benefits

We provide named executive officers with perquisites and other benefits that we and the Committee believe are reasonable and consistent with the overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other benefits provided to named executive officers.

Certain named executive officers are provided use of company automobiles, country club memberships and a match of their 401k contributions, as described in more detail in the Summary Compensation Table.

Employment Agreements

        We currently have employment agreements with Brian S. Moore, Fred L. Hite and John Hynes.

In June 2003, we entered into an employment agreement with Brian S. Moore to serve as our President and Chief Executive Officer and a member of the Board of Directors until June 11, 2006.  After June 11, 2006, the agreement is subject to one year automatic renewals until either party provides notice of non-renewal.  Mr. Moore’s current annual salary is $500,000, subject to annual review and potential increase by the Board. In addition, Mr. Moore is eligible to receive an annual cash bonus, based upon the satisfaction of certain performance criteria in accordance with terms of our 2004 Equity Incentive Plan. In 2006, the Board of Directors, in accordance with the agreement, increased his bonus to a potential 100% of his annual salary. If Mr. Moore’s employment is terminated by us without “cause”, defined as “(i) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving dishonesty, disloyalty, misappropriation or fraud that adversely affects us or any of our subsidiaries or any of their customers or suppliers, (ii) reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct causing us or any of our  subsidiaries substantial public disgrace or disrepute or economic harm, (iii) substantial and repeated failure to perform duties as reasonably directed by the Board, (iv) any act or omission aiding or abetting a competitor, supplier or customer of our Company or any of our subsidiaries to the material disadvantage or detriment of us and our Subsidiaries, (v) breach of fiduciary duty, gross negligence or willful misconduct that adversely affects us or any of our Subsidiaries or (vi) any other material breach of this agreement that is not cured by Mr. Moore within 30 days of written notification of any such material breach,” or by Mr. Moore for “good reason”, defined as “ (i) any change in responsibilities, status, title or duties which represents a material reduction in his responsibilities, status, title or duties as in effect immediately prior thereto (which shall not include the hiring of subordinates to fill some of such duties or responsibilities) that is not cured by us within 30 days after Mr. Moore notifies the Board in writing of any such material reduction, or (ii) any material failure by us to comply with any of the material provisions of this agreement that is not cured by us within 30 days after Mr. Moore provides written notification to the Board of any such material failure,” during the employment term, then Mr. Moore will be entitled to continue to receive his base salary for twelve months after the date of such termination. He will also be entitled to receive a pro rata portion of his maximum performance bonus for the year in which such termination occurs (currently 100% of his base salary). Mr. Moore has agreed not to compete with the Company during the term of his employment and for twenty-four months following termination.

In January 2004, we signed an offer letter with Fred L. Hite outlining the terms of employment for Mr. Hite as the Chief Financial Officer commencing on March 1, 2004. Mr. Hite’s current annual salary is $300,000, subject to annual review. In addition, Mr. Hite will receive an annual bonus, based upon the achievement of budget, of up to 80% of his annual salary. If Mr. Hite’s employment terminates in the event of the sale of the Company, he will be entitled to continue to receive his base salary for twelve months after the date of such termination and he will be entitled to receive an average of any bonuses paid within the past twelve months.

In October 2007, we entered into an employment agreement with John Hynes to serve as the Chief Operating Officer of Thornton Precision Components Ltd. for a continuous period, subject to twelve months prior notice of termination. If Mr. Hynes’ employment is terminated by us with less than twelve months prior notice, Mr. Hynes is entitled to receive a payment equal to his base salary and benefits for twelve months. Mr. Hynes’ current salary is £130,000 per year, subject to annual review in April of each year. In addition, Mr. Hynes is eligible to receive an annual cash bonus of up to 80% of his base salary, which amount will be determined by the Compensation and Organizational Committee. Mr. Hynes has agreed not to compete with the Company during the term of his employment and for 12 months following termination.

In general, the remaining named executive officers are not covered under a general severance plan and any severance benefits payable to them would be determined by the Compensation and Organizational Committee in its discretion.

We also include a change of control provision within our performance based restricted stock agreement that states all restricted stock will vest upon a change of control in accordance with the 2004 Equity Incentive Plan. As indicated earlier, under Proposal No. 3 of this Proxy Statement, the Company is requesting stockholder approval of our Amended Equity Incentive Plan, previously approved by the Committee and by our Board of Directors.  Since the basic design and operation of the Amended Plan, with minor exceptions, is similar to our 2004 Incentive Plan, for purposes of this report, we will discuss the operation of the plan that was in effect during 2008—namely the 2004 Equity Incentive Plan.

Under the 2004 Equity Incentive Plan, a change in control is defined as: (1) an event in which any person or group secures more than 50% of the Company’s outstanding shares; (2) replacing a majority of the directors within any two-year period; (3) any merger or consolidation resulting in the Company transferring more than 50% of the combined voting power; or (4) a liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

According to the 2004 Equity Incentive Plan, if there is a Change in Control and a participant’s employment or service as a director, officer, or employee of our Company or of a subsidiary is terminated (1) by us without Cause, (2) by reason of the participant’s death, Disability, or Retirement, or (3) by the participant for Good Reason, within twelve months after such Change in Control, any award carrying a right to exercise that was not previously vested and exercisable as of the time of the Change in Control, becomes immediately vested and exercisable, and remains so for up to 180 days after the date of termination. With respect to any outstanding performance awards, the Committee may, within its discretion, deem the performance goals and other conditions as having been met as of the date of the Change in Control.

Compensation Deductibility

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) imposes a limit on tax deductions for annual compensation in excess of $1.0 million paid by a corporation to its Chief Executive Officer and the other four most highly compensated executive officers (excluding the Chief Financial Officer). This provision excludes certain forms of “performance-based compensation,” including restricted stock, from the compensation taken into account for purposes of that limit. The Compensation and Organizational Committee believes that our Amendment No. 1 to the Symmetry Medical Inc. Amended and Restated 2004 Equity Incentive Plan, further described under Proposal No. 3 of this Proxy Statements, is “performance-based” within the meaning of that restriction. Nonetheless, the Compensation and Organizational Committee believes that, although it is desirable for executive compensation to be fully tax deductible, whenever in the Committee’s judgment that would be inconsistent with the objectives pursuant to which the particular compensation is paid, we should compensate our executive officers fairly in accordance with our compensation philosophy, regardless of the anticipated tax treatment. The Compensation and Organizational Committee will from time to time continue to assess the impact of Section 162(m) of the Code on its compensation practices and will determine what further action, if any, may be appropriate in the future.

Summary

It is the opinion of the Compensation and Organizational Committee that the executive compensation policies and programs in effect for our executive officers and directors provide an appropriate level of total compensation that properly aligns the Company’s performance and interests of our stockholders with competitive executive compensation in a balanced and reasonable manner.

Summary Compensation Table

The following table sets forth certain information with respect to the salaries, bonuses and other compensation we paid for services rendered in 2008, 2007 and 2006 for our Chief Executive Officer, Chief Financial Officer and our four other most highly compensated executive officers. The amounts shown include compensation for services rendered in all capacities.

	Summary Compensation Table
Name and Principal Position	Year	Salary ($) (1)		Bonus ($) (2)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
Brian S. Moore	2008	$500,000		$-	$453,208	$300,000	(5)	$-	$18,000	$1,271,208
President and Chief	2007	$430,000		$60,000	$120,075	$-		$-	$16,200	$626,275
Executive Officer	2006	$375,000		$50,000	$-	$-		$-	$15,665	$440,665

Fred L. Hite	2008	$300,000		$20,000	$472,868	$180,000		$-	$18,700	$991,568
Senior Vice	2007	$250,000		$60,000	$48,030	$-		$-	$17,400	$375,430
President and Chief Financial Officer	2006	$220,000		$30,000	$-	$-		$-	$16,956	$266,956

D. Darin Martin	2008	$200,000		$-	$181,073	$160,000		$-	$19,860	$560,933
Senior Vice President,	2007	$165,000		$50,000	$20,013	$-		$-	$15,860	$250,873
Quality Assurance/ Regulatory Affairs and Compliance Officer	2006	$160,000		$-	$-	$-		$-	$14,292	$174,292

Michael W. Curtis	2008	$260,000		$-	$357,302	$208,000		$-	$5,885	$831,187
Chief Operating	2007	$210,000		$60,000	$40,025	$-		$-	$4,553	$314,578
Officer, USA	2006	$180,000		$20,000	$-	$-		$-	$4,553	$204,553

John Hynes	2008	$231,250	(6)	$46,250	$48,198	$-		$-	$52,013	$368,461
Chief Operating	2007	$40,036		$9,800	$-	$-		$-	$6,803	$56,639
Officer, Europe	2006	$-		$-	$-	$-		$-	$-	$-

(1)	The salary amounts relate to cash only wages received on a regular basis. With regard to John Hynes, currency translation at average for the year—$1.85/GBP in 2008.
(2)	The bonus amounts relate to a one-time discretionary cash payment received in addition to salary and are assumed earned by year end.
(3)	Non-equity incentive plan thresholds were not met in 2006 and 2007, but were met in 2008.
(4)	The other compensation amounts relate to perquisites. The perquisites provided to senior management in 2008 include the following:
–
Company Car—For total compensation purposes, for named executive officers, the incremental cost of personal use of a Company car has been valued at the cost of the annual lease and fuel, estimated at $14,000 for Brian S. Moore, $14,700 for Fred L. Hite, $14,900 for D. Darin Martin, and $35,178 for John Hynes.

–
401k Match/UK Pension—In the U.S., we provide a discretionary match of the each employee’s contribution to its 401k retirement account to a maximum of $4,000. We contributed $4,000 for Brian S. Moore, Fred L. Hite, D. Darin Martin and Michael W. Curtis in 2008. In the UK, we contributed $16,835 to John Hynes' pension account in accordance with Company policy.

–	Country club dues - $960 for D. Darin Martin and $1,885 for Michael W. Curtis, which reflects the actual cost of annual membership.
(5)	The Compensation and Organizational Committee exercised negative discretion to reduce the non-equity plan based compensation for Brian S. Moore due to the current market economy.
(6)	Reflects increase in salary from £120,000 to £130,000 on July 1, 2008.

The following table sets forth certain information with respect to each grant of an award made to our Chief Executive Officer, Chief Financial Officer and our four other most highly compensated executive officers in 2008.

Grants of Plan-Based Award
Name	Grant Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)				Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards; Number of Shares of Stock or Units (3)	All Other Stock Awards; Number of Securities Underlying Options	Exercise or Base Price of Option Awards
		Target		Maximum			Target
Brian S. Moore	5/3/2008 2/6/2008	$	- 350,000	$	- 500,000	- -	80,000 -	- -	- -
Fred L. Hite	5/3/2008 2/6/2008	$	- 150,000	$	- 240,000	- -	60,000 -	- -	- -
D. Darin Martin	5/3/2008 2/6/2008	$	- 100,000	$	- 160,000	- -	10,000 -	- -	- -
Michael W. Curtis	5/3/2008 2/6/2008	$	- 130,000	$	- 208,000	- -	40,000 -	- -	- -
John Hynes (4)	5/3/2008 2/6/2008	$	- 120,250	$	- 192,400	- -	15,000 -	- -	- -

(1)	May 3, 2008 represents the date the restricted stock awards were both determined and granted.

(2)	Amounts reflect the threshold and maximum cash incentive compensation earnable in 2008 but not awarded and paid until March 13, 2009.

(3)
These amounts represent the total shares issued on the given grant date.  All shares are subject to three year cliff vesting if cumulative operating performance metrics for the Company are met or, if not, default to a seven year schedule.  Notwithstanding, the Compensation Committee of the Board of Directors may, in its sole discretion, vest or accelerate vesting at any time.

(4)	Currency translation at average for the year—$1.85/GBP in 2008.

The following table sets forth certain information with respect to unexercised options, stock that has not vested, and equity incentive plan awards for our Chief Executive Officer, Chief Financial Officer and our four other most highly compensated executive officers in 2008.

Outstanding Equity Awards at Fiscal Year-End
	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned Options	Options Exercise Price (2)		Option Expiration Date (3)	Number of Shares or Units of Stock That Have Not Vested (4)	Market Value of Shares or Units of Stock That Have Not Vested (5)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
Brian S. Moore	178,481	___	___		$3.0424	7/29/2013	110,000	$1,618,700	___	___
Fred L. Hite	29,310	___	___		$4.8300	3/1/2014	72,000	$1,045,920	___	___
D. Darin Martin	___	___	___	$	___	___	15,000	$649,250	___	___
Michael W. Curtis	___	___	___	$	___	___	50,000	$729,300	___	___
John Hynes	___	___	___	$	___	___	15,000	$213,450	___	___

(1)	Shares represent the remaining, unexercised options that were granted in 2003 and 2004.

(2)	Amount represents the option price of the given grant.

(3)	This date represents the expiration date of the grant, which is 10 years from the initial grant date.

(4)
Shares represent the unvested restricted stock granted in 2005, 2006, 2007 and 2008. Shares granted in 2005 and 2006 are subject to a three year vesting schedule if cumulative operating performance metrics for the Company are met.  Shares granted in 2007 and 2008 are subject to three year cliff vesting if cumulative operating performance metrics for the Company are met or, if not, default to a seven year schedule.

(5)	Amount represents the restricted stock shares valued at the grant price.

The following table sets forth certain information with respect to the exercise of stock options, SARs and similar instruments, and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during 2008 for our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Brian S. Moore	-	$-	-	$-
Fred L. Hite	20,000	$263,503	8,667	$43,389
D. Darin Martin	-	$-	4,933	$35,715
Michael W. Curtis	-	$-	7,033	$37,445
John Hynes	-	$-	-	$-

Pension Benefits

Our named executive officers do not receive any pension benefits and as such we have excluded the Pensions Benefit Table.

Nonqualified Deferred Compensation

The following table sets forth certain information with respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified for our Chief Executive Officer, Chief Financial Officer and our four other most highly compensated executive officers.
Non-Qualified Deferred Compensation
Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Brian S. Moore	—	—	—	—	—
Fred L. Hite	—	—	—	—	—
D. Darin Martin	—	—	—	—	—
Michael W. Curtis	—	—	—	—	—
John Hynes	—	—	—	—	—

We also have existing employment agreements with Brian S. Moore, Fred L. Hite, and John Hynes as noted above, which include termination provisions having potential future compensation. According to the terms of the employment agreements, we are required to compensate the executives for a certain period following their termination if specific criteria are met, as noted below:

•        Brian S. Moore—If Mr. Moore’s employment is terminated by us without “cause”, or by Mr. Moore for “good reason” (which shall not including hiring of subordinates to fill some of such duties or responsibilities that is not cured by us within 30 days after Executive notifies the Board in writing of any such material reduction, or (ii) any material failure by the Company to comply with any of the material provisions of his Agreement that is not cured by us within 30 days after Executive notifies the Board in writing of any such material failure) during the employment term, then Mr. Moore will be entitled to continue to receive his base salary for twelve months after the date of such termination. He will also be entitled to receive a pro rata portion of his performance bonus (maximum of 100% of his annual salary) for the year in which such termination occurs. Based upon his current annual salary, the maximum payment is estimated at $1,000,000.

•        Fred L. Hite—If Mr. Hite’s employment terminates in the event of the sale of the Company, he will be entitled to continue to receive his base salary for twelve months after the date of such termination and he will be entitled to receive an average of twelve months bonus. Based upon his current annual salary, the maximum payment is estimated at $540,000.

•        John Hynes —If Mr. Hynes’ employment is terminated by us with less than twelve months prior notice, Mr. Hynes is entitled to receive a payment equal to his base salary and benefits for twelve months. Based upon his current annual salary, the maximum payment is estimated at £130,000 plus benefits.

Potential Payments upon Termination or Change of Control

Under certain types of terminations of employment (other than a termination following a change of control of the Company), severance benefits may be paid to the named executive officers. The severance benefits available only relate to executives with employment agreements: Brian S. Moore, Fred L. Hite, and John Hynes, as described in more detail above. The other named executive officers are not covered under a general severance plan and any severance benefits payable to them would be determined by the Compensation and Organizational Committee in its discretion.

We also include a change of control provision within our performance based restricted stock agreements stating that all executive officers would vest prior to the change in control.  At the time of termination, all vested stock options or performance based restricted stock are retained by the executive, and any unvested options or shares would be forfeited. The employment agreements do not include change of control provisions.

Other Awards

We do not regularly provide additional awards, such as retention, sign-on or special recognition bonuses. During 2008, the Company did award discretionary task-related awards to Fred L. Hite and John Hynes.

Director Compensation

The following table sets forth certain information with respect to compensation of our directors for services rendered in 2008.

	Director Compensation
Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation	Total
Frank Turner	$78,008	$58,581	-	-	-	-	$136,589
James S. Burns	$37,500	$58,581	-	-	-	-	$96,081
John S. Krelle (2)	$29,492	$33,386	-	-	-	-	$62,878
Brian S. Moore	$-	$-	-	-	-	-	$-
Francis T. Nusspickel	$50,000	$58,581	-	-	-	-	$108,581
Stephen B. Oresman	$35,508	$58,581	-	-	-	-	$94,089
Craig B. Reynolds (2)	$29,492	$33,386	-	-	-	-	$62,878

(1)	The value of stock awards vested in 2008, expensed at grant date value. This includes restricted shares that vest ratably over a three year period.

(2)	Directors as of January 4, 2008.

Director Compensation.

In fiscal year 2008 all independent directors received an annual cash payment of $25,000. The Chairman of the Board and the Chairman of the Audit Committee received additional cash compensation of $50,000 and $20,000, respectively. The Chairman of the other three committees received $5,000 additional cash compensation. Members of the Audit Committee each received additional $5,000 cash compensation while the members of the three remaining committees received additional $2,500 cash compensation. All directors were reimbursed for their out-of-pocket expenses incurred in connection with such services.

The Board, upon recommendation from the Compensation and Organizational Committee, approved three grants of restricted stock to the non-employee directors in fiscal 2008 pursuant to our 2004 Equity Incentive Plan and Restricted Stock Agreements.  On January 1, 2008, the Board approved a grant in the amount of 3,700 shares to each of the non-employee directors serving at that time.  On January 14, 2008, the Board approved a grant of 3,700 shares to each of the two individuals, John S. Krelle and Craig B. Reynolds, who became new non-employee directors on January 4, 2008.  On May 23, 2008, the Board approved an increase from 3,700 to 7,400 in the annual amount of restricted stock to be granted to each of the non-employee directors of the company and, in connection therewith, granted to each of the non-employee directors an additional 3,700 shares of restricted common stock pursuant to our 2004 Equity Incentive Plan and Restricted Stock Agreements.  The stock vests ratably over a three-year period, beginning on December 31, 2008.

The Board, upon recommendation from the Compensation and Organizational Committee, also approved a grant of restricted stock on January 3, 2009 in the amount of 7,400 shares to each of the non-employee directors pursuant to our 2004 Equity Incentive Plan and Restricted Stock Agreements. The stock vests ratably over a three-year period, beginning on December 31, 2009.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation and Organizational Committee are John S. Krelle, Francis T. Nusspickel and Stephen B. Oresman. The Board of Directors has determined that each of the members are independent directors as defined in Rule 303A of the NYSE listing standards, outside directors as such term is defined with respect to Section 162(m) of the Internal Revenue Code and non-employee directors under Section 16(b) of the Securities Exchange Act of 1934. None of the members has had a relationship requiring disclosure under SEC regulations, Item 404.

None of our Committee members currently serve or have ever served as an officer of Symmetry Medical Inc.

During the most recent fiscal year, there were no interlocking relationships between any of our executive officers and the Committee and the executive officers and the Compensation and Organizational Committee of any other companies, nor has any such interlocking relationship existed in the past.

Report of the Compensation and Organizational Committee
 on Executive Compensation

The following is the report of the Compensation and Organizational Committee of the Board of Directors with respect to our executive compensation.

The Compensation and Organizational Committee has reviewed all components of compensation for our Chief Executive Officer, our Chief Financial Officer and our four named executive officers, including salary, bonus, equity and long-term incentive compensation, restricted stock, the dollar value to the executive and the cost of all perquisites and other personal benefits, the actual projected payout obligations under our severance and change-in-control scenarios.

Furthermore, the Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) with management and based on this review and discussion, the Compensation and Organizational Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included herein.

The Compensation and Organizational Committee:
JOHN S. KRELLE, Chairman
STEPHEN B. ORESMAN, Member
FRANCIS T. NUSSPICKEL, Member

Related Party Transactions

It is our policy not to enter into any Related Party Transactions unless the Audit Committee or its Chairman, after having reviewed all the relevant facts and circumstances, determines that the transaction is in our best interest and in the best interest of our stockholders and approves the transaction in accordance with the guidelines set forth in our written Related Party Transactions Policy.

The Related Party Transactions Policy covers any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships in the same fiscal year) in which we (including any of our subsidiaries) were, are or will be a participant and in which any Related Party has, had or will have a direct or indirect material interest.

The Board has determined that it is the responsibility of the general manager or managing director at each facility to notify corporate management of any arrangements falling within the scope of this Policy. Corporate management is tasked with notifying the Audit Committee Chairman, who then reviews and approves all related party transactions. All transactions which exceed an aggregate amount of $60,000 in the same fiscal year are required to be reviewed and approved by the entire Audit Committee. The Audit Committee Chairman, in his discretion, may seek the approval of the entire Audit Committee to review any transactions. In reviewing and approving a related party transaction, or any material amendment thereto, the Chairman or Committee, as applicable, is required to: 1) satisfy itself that it has been fully informed as to the related party’s relationship and interest and as to the material facts of the proposed related party transaction or the proposed material amendment to such transaction; and 2) determine, based on all relevant facts and circumstances, if the related party transaction is in the best interests of our Company and our stockholders.

Related-Party Transactions

During the years ended January 3, 2009 and December 29, 2007, we purchased contract manufacturing services totaling $285,000 and $719,000, respectively, from ADS Precision Limited (ADS), a company controlled by a relative of the former general manager of our Sheffield, UK facility.  The Audit Committee’s investigation determined that ADS had participated in certain irregular transactions with our Sheffield, UK operating unit.  These irregularities involved the sale and repurchase of inventory in connection with short-term financing to the unit.  We have outstanding payables to ADS of $96,000 as of January 3, 2009.

We also did business with Laser Engineering Inc. (LEI), a company owned by the principles of SSI and UCA.  Subsequent to August 31, 2007, the date of the SSI and UCA acquisition, we received approximately $84,000 of commissions from LEI for sales of product.  All transactions were executed on an arm’s length basis, and we believe this relationship is not significant to our overall financial results.

Audit and Non-Audit Fees

Audit and Non-Audit Fees.   The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements for the years ended January 3, 2009 and December 29, 2007.
	2008	2007

Audit Fees	$1,353	$2,572
Audit-Related Fees	—	—
Tax Fees	434	337
All Other Fees	2	2
	$1,789	$2,911

Audit Fees:  consist of fees billed for professional services rendered for the audit of Symmetry Medical Inc.’s consolidated financial statements and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees: there were no audit-related fees in 2008 or 2007.

Tax Fees: are principally comprised of fees for services provided in connection with worldwide tax planning and compliance services, expatriate tax services, and assistance with tax audits and appeals.

All Other Fees: are principally comprised of fees for  the use of accounting research software.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor.   Consistent with SEC policies regarding auditor independence, the Audit Committee must pre-approve all audit and permissible non-audit services provided by our independent auditors. Our Non-Audit Services Pre-Approval Policy covers all services to be performed by our independent auditors. The policy contemplates a general pre-approval for all audit, audit-related, tax and all other services that are permissible, with a general pre-approval period of twelve months from the date of each pre-approval. Any other proposed services that are to be performed by our independent auditors, not covered by or exceeding the pre-approved levels or amounts, must be specifically approved in advance.

Prior to engagement, the Audit Committee will pre-approve the following categories of services. These fees are budgeted, and the Audit Committee requires the independent auditors and management to report actual fees versus the budget periodically throughout the year, by category of service.

1.
Audit services include the annual financial statement audit (including required quarterly reviews), subsidiary audits, and other work required to be performed by the independent auditors to be able to form an opinion on our Consolidated Financial Statements. Such work includes, but is not limited to, comfort letters, and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings.

2.
Audit-related services are for services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent auditor. Such services typically include but are not limited to, due diligence services pertaining to potential business acquisitions or dispositions, accounting consultations related to accounting, financial reporting or disclosure matters not classified as “audit services,” statutory audits or financial audits for subsidiaries or affiliates, and assistance with understanding and implementing new accounting and financial reporting guidance.

3.
Tax services include all services performed by the independent auditors’ tax personnel, except those services specifically related to the financial statements, and includes fees in the area of tax compliance, tax planning and tax advice.

Report of the Audit Committee

The Board has determined that each member of the Audit Committee meets the independence and financial literacy requirements set forth by the SEC and the NYSE, and that Francis T. Nusspickel, Stephen B. Oresman and James S. Burns each qualifies as an “audit committee financial expert”, as defined by the SEC.

The Audit Committee of the Board of Directors operates pursuant to a written charter.  A printable version of the charter may be accessed through the Corporate Governance section of the Symmetry Medical, Inc. Web site, accessible through the Investor Relations page at www.symmetrymedical.com. The charter describes the Committee’s purpose, which is to assist the Board in its general oversight of:   (1) the integrity of the Company’s financial statements and the Company’s financial reporting processes and systems of internal control, (2) the qualifications, independence and performance of the Company’s independent public accounting firm and the performance of the Company’s internal audit function, (3) the Company’s compliance with legal and regulatory requirements involving financial, accounting and internal control matters, (4) investigations into complaints concerning financial matters and (5) risks that may have a significant impact on the Company’s financial statements.

The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.  The Audit Committee last reviewed its charter in July, 2008, and at that time determined that no changes were required in light of changing business, legal or other conditions.  The Audit Committee has adopted pre-approval policies and procedures regarding the retention of the Company’s independent auditors (and certain other independent audit firms) to provide audit and non-audit services and for the retention of any firm to provide audit services.

The Company’s management is responsible for the Company’s financial reporting process including its system of internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Ernst & Young LLP, the Company’s independent registered public accounting firm, is responsible for expressing an opinion based on their audits of the consolidated financial statements. In accordance with its written charter, the Audit Committee assists the Board of Directors in its oversight.

Further, the Audit Committee reviews reports prepared by management on various matters including critical accounting policies and issues, material written communications between the independent auditors and management, significant changes in the Company’s selection or application of accounting principles and significant changes to internal control procedures. It is not the duty or responsibility of the Audit Committee to conduct auditing and accounting reviews or procedures.

In discharging its oversight responsibilities with respect to the audit process, the Audit Committee: (1) has received and reviewed a formal written statement from Ernst & Young LLP describing all communications and relationships between Ernst & Young LLP and the Company, including its Audit Committee, that might bear on Ernst & Young LLP’s independence consistent with applicable requirements of the Public Company Accounting Oversight Board; (2) discussed with Ernst & Young LLP any relationships that may impact its objectivity and independence; and (3) considered whether the non-audit services provided to the Company by Ernst & Young LLP are compatible with maintaining their independence. The Audit Committee also reviewed and discussed with the independent auditing firm their identification of audit risk, audit plans and audit scope, as well as all matters required to be discussed by generally accepted auditing standards, including those described in Statement on Auditing Standard No. 61, as amended, as adopted by the Public Company Oversight Board in Rule 3200T.

The Audit Committee reviewed and discussed with management and its independent public auditors the Company’s 2008 annual audited financial statements and quarterly financial statements, including a review of the “Managements’ Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Form 10-K for the fiscal year ended January 3, 2009 and 10-Q filings, as well as the Company’s earnings press releases and information related thereto.

During fiscal year 2008, the Audit Committee held seven meetings, four of which were in person. During four such in person meetings, the Audit Committee met with representatives of the independent public accounting firm, both with management present and in private sessions without management present, to discuss the results of the audit and to solicit their evaluation of the Company’s accounting principles, practices and judgments applied by management and the quality and adequacy of the Company’s internal controls. At such in person meetings, the Audit Committee also met in private sessions with the Director of Internal Audit, who reports directly to the Committee, to discuss audit results for 2008 and audit plans for 2009.

As part of its oversight role and in reliance upon its reviews and discussions as outlined above, the Audit Committee reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal control over financial reporting as of January 3, 2009, which was made using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework. The Audit Committee also reviewed and discussed with Ernst & Young LLP its attestation report on internal control over financial reporting. This report is included in Symmetry Medical’s Annual Report on Form 10-K for the fiscal year ended January 3, 2009 filed with the SEC on March 11, 2009.

In performing the above described functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management and independent public accounting firm, which, in their report, express an opinion on the conformity of the Company’s annual financial statements to accounting principle generally accepted in the United States.

Based upon the Audit Committee’s discussion with the Company’s management and Ernst & Young LLP and the Audit Committee’s review of the annual audited financial statements, representations of the Company’s management and the report of the independent public accountants to the Audit Committee, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2009.

The Audit Committee also approved, subject to stockholder ratification, the selection of Ernst & Young LLP as the Company’s independent auditor for the fiscal year 2009.

THE AUDIT COMMITTEE FRANCIS T. NUSSPICKEL, Chairman STEPHEN B. ORESMAN, Member JAMES S. BURNS, Member

Notwithstanding anything to the contrary set forth in any of our previous or future filings with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might “incorporate by reference” future or previous filings, including this proxy statement, in whole or in part, the previous “Report of the Compensation and Organizational Committee on Executive Compensation,” and “Report of the Audit Committee” shall not be incorporated by reference into any such filings, nor shall they be deemed to be soliciting material or deemed filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended.

This proxy statement also includes references to our or the SEC’s Web site addresses. These Web site addresses are intended to provide inactive, textual references only. The information on these Web sites is not part of this proxy statement.

Code of Business Conduct and Ethics

Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, we have adopted a Code of Business Conduct and Ethics that applies to our senior executive officers and to all employees and directors and is available on our Web site www.symmetrymedical.com under the heading “Investor Relations” then “Corporate Governance” or by writing to Fred L. Hite, Senior Vice President, Chief Financial Officer and Secretary at Symmetry Medical Inc., 3724 North State Road 15, Warsaw, IN 46582 and requesting a copy. We also intend to satisfy the disclosure requirements under Item 10 of Form 8-K regarding any amendments to or waivers of a provision of the codes by posting such information on our Web site, unless a Form 8-K is otherwise required by applicable SEC or NYSE rules.

Proposal No. 1
Election of Directors

We currently have a Board consisting of seven directors, classified into three classes, each of which is required to be as equal as possible in number. One class is to be elected at each Annual Meeting of Stockholders. We currently have three Class I directors, whose terms expire at this 2009 Annual Stockholder’s Meeting, two Class II directors, whose terms will expire at the 2010 Annual Stockholder’s Meeting, and two Class III directors, whose terms will expire at the 2011 Annual Stockholder’s Meeting.

Our stockholders are being asked to vote to elect three directors to Class I to serve for a three year term expiring in 2012.  The nominees for director have consented to serve, if elected, and we have no reason to believe that the nominees will be unable to serve. Should any nominee become unavailable for any reason, proxies may be voted for an alternate candidate chosen by the Board. The nominees for Class I Directors receiving the greatest number of votes will be elected as Directors.

We will vote your shares as you specify on your proxy card. If you do not specify how you want your shares voted, we will vote them FOR the election of all of the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for us to substitute another person for any of the nominees, we will vote your shares FOR that other person.

If you wish your shares voted for some but not all of the nominees, or if you wish to withhold your vote from some but not all of the nominees, you may so indicate on the proxy card. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Our Board of Directors has nominated, upon recommendations from the Governance and Nominating Committee, the persons named below for election as Class I Directors. Following is the principal occupation during the past five years and certain other information of each nominee.

Director Nominee — Class I

JOHN S. KRELLE has served as a director since January 4, 2008. Since May 23, 2008, Mr. Krelle has served as Chairman of the Compensation and Organizational Committee and a member of the Governance and Nominating Committee. Since 2005 Mr. Krelle has served as President, Chief Executive Officer and a member of the Board of Directors of Fziomed Inc., a privately held company based in California, specializing in the manufacture and commercialization of medical biomaterials.  Prior to his tenure at Fziomed, Mr. Krelle worked in the medical device and pharmaceutical industries for almost thirty years in positions of increasing scope and complexity.  From 1987 he served in various senior capacities for Zimmer Holdings, running major business units on three continents. Mr. Krelle was head of Spine, Trauma and Business Development at the time of Zimmer’s acquisition of Swiss company Centerpulse, which made Zimmer the largest pure play orthopaedic company in the world.  Prior to that, he spent five years managing businesses outside the US including Asia, Canada and Latin America. While directing Asia and Japan operations, Mr. Krelle established a new subsidiary in Shanghai, China as well as other geographical expansion throughout the region, to capitalize on the explosive growth of orthopaedics in the area.  During this period, Mr. Krelle also served as a member of the Board of Directors of Zimmer K.K. and played major roles in the spin-out from Bristol Myers Squibb and the subsequent Zimmer public offering on the NYSE in 2001.  Prior experience at Zimmer included acting as the Vice President of Global Knee marketing. Mr. Krelle joined Zimmer from German pharmaceutical company Schering AG where he was responsible for UK sales and marketing.  Mr. Krelle earned a B.A. in mechanical engineering at Swindon Technical College while working in the British automobile industry and an M.B.A. at Sussex University, U.K.

THOMAS E. CHORMAN has served as an independent director and member of the Audit Committee of Standex International Corp. (NYSE: SXI) since June 2004.  In October 2008 he was also appointed to the Governance and Nominating Committee of Standex.  An entrepreneur and private investor since June 2006, co-founding two companies; Foam Partners, LLC (polyurethane foam fabrication) and Boomer Capital (authoritative baby boomer website and consulting).  In December 2008, he purchased Discovery Manufacturing Inc. and established Solar LED Innovations, LLC, a designer, manufacturer and marketer of solar rechargeable lighting products.   Prior thereto, Mr. Chorman served as President, CEO and director of Foamex International (manufacturer of comfort cushioning for the furniture and automotive markets) from September 2001 through June 2006.  Previously, Mr. Chorman was CFO at Ansell Healthcare (2000-2001), Armstrong Flooring Products Division CFO (1997-2000), and CFO for Corporate New Ventures and other financial positions at Procter & Gamble (1984-1997).  Mr. Chorman holds an M.B.A. from Rutgers and a B.S. from the City University of New York.

ROBERT G. DEUSTER has served as Chairman and Chief Executive Officer of Newport Corporation (NASDAQ: NEWP), a global supplier of laser, optical and motion control products since May 1996. Mr. Deuster retired from Newport in October of 2007. Mr. Deuster also served as President of Newport from May 1996 until July 2004, and in June 1997, he became Chairman of the Board. From 1985 to 1996, Mr. Deuster served in various senior management positions at Applied Power, Inc (now Actuant Corp NYSE: ATU), a global manufacturer of electrical and hydraulic products, serving as Senior Vice President of the Distributed Products Group from 1994 to 1996, President of the Barry Controls Division from 1989 to 1994, President of the APITECH Division from 1986 to 1989 and Vice President of Sales and Marketing of the Enerpac Division from 1985 to 1986. From 1975 to 1985, he held engineering and marketing management positions at General Electric Company’s Medical Systems Division.  Mr. Deuster currently serves as a director on the board of NEXX Systems, a privately held semiconductor capital equipment company. Mr. Deuster received a B.S. in Electrical Engineering from Marquette University in 1973.

The Board of Directors recommends a vote FOR the proposed election of the
 Class I Director nominees described in this proxy statement.

Proposal No. 2
 Ratification of the Appointment of Independent Auditors

In accordance with the provisions of the Sarbanes-Oxley Act of 2002, the Audit Committee has appointed Ernst & Young, LLP as our independent auditors to conduct our annual audit for the year ending January 2, 2010, and, although not legally required but in accordance with established policy, we are submitting this appointment to stockholders for ratification. In the event the appointment is not ratified by a majority of votes cast, in person or by proxy, we anticipate that no change in auditors would be made for the current year because of the difficulty and expense of making any change so long after the beginning of the current year. However, any such vote would be considered in connection with the auditors’ appointment for the year ended January 1, 2011.

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young, LLP as independent auditors for our year ending January 2, 2010.

Proposal No. 3
Approval of Amendment No. 1 to the Symmetry Medical Inc.
 Amended and Restated 2004 Equity Incentive Plan

Background of Need for an Amended Plan

Our Board of Directors has approved Amendment No. 1 to the Symmetry Medical Inc. Amended and Restated 2004 Equity Incentive Plan (the “Amended Plan”), subject to stockholder approval, which is designed to amend our Symmetry Medical Inc. Amended and Restated 2004 Equity Incentive Plan (the “2004 Equity Incentive Plan”).

Our 2004 Equity Incentive Plan authorizes the grant of restricted and non-restricted shares of Common Stock, stock appreciation rights, stock units, cash performance awards, and options to purchase shares of the Company’s stock (collectively the “Awards”).  The basic design and operation of our Amended Plan is the same as our 2004 Equity Incentive Plan.  The only material difference between the Amended Plan and the 2004 Equity Incentive Plan is the description of the business criteria upon which performance awards are based. Under the 2004 Equity Incentive Plan, the Compensation and Organizational Committee has authority to grant awards. The Amended Plan contains a detailed listing of business criteria objectives the Compensation and Organizational Committee will utilize when setting the performance goals for those awards. The list of the objectives is as follows: (i) operating income (before or after taxes); (ii) earnings per share (before or after taxes); (iii) sales or product volume growth; (iv) operating income before or after depreciation and amortization (and including or excluding capital expenditures); (v) cash flow (including but not limited to, operating cash flow, free cash flow and cash flow return on capital); (vi) operating profit (before or after taxes); (vii) book value; (viii) net earnings (before or after taxes); (ix) market share; (x) return measures (including, but not limited to, return on capital, invested capital, assets, equity); (xi) margins; (xii) share pricing (including but not limited to, growth measures and total shareholder return); (xiii) comparable or sales; (xiv) net income (before or after taxes); (xv) productivity improvement or operating efficiency; (xvi) costs or expenses; (xvii) shareholder’s equity; (xviii) revenues or sales; (xix) earnings before or after taxes, interest, depreciation, and/or amortization; (xx) revenue-generating unit-based metrics; (xxi) expense targets; (xxii) individual performance objectives; (xxiii) working capital targets; (xxiv) measures of economic value added; (xxv) inventory control; (xxvi) enterprise value; (xxvii) objective measures of customer satisfaction.

Why We are Seeking Stockholder Approval

Under Section 162(m), a company may not deduct for tax purposes compensation over $1,000,000 paid to its Chief Executive Officer or its four other most highly compensated executive officers (excluding the Chief Financial Officer), unless the compensation is "performance-based." Compensation is considered "performance-based" only if the executive officer meets one or more objective performance goals. The performance goals must also be in writing and set by a compensation committee consisting of two or more members, all of whom must be "outside directors" as defined by the Code. The performance goals must be set before it can be known whether or not the executive officer will meet the goals. The material terms of the performance goals or the means of determining them must also be disclosed to and approved by stockholders before the compensation is paid. We believe that the criteria described in the Amended Plan as the basis for awarding incentive compensation meet all of the necessary requirements and, if approved by stockholders, will render compensation paid under the Amended Plan deductible. We are seeking stockholder approval in order to obtain favorable tax treatment under Section 162(m) of the Internal Revenue Code.

In addition to the aforementioned criteria, in order for our Company to fully deduct performance-based compensation, our stockholders must approve the material terms of the performance measures every five years. Our last stockholder approval was in 2004.

In the event that stockholders do not approve, compensation paid to the named executive officers in excess of $1,000,000 each will not be deductible under Section 162(m) of the Code.

Description of the Amended Plan

General. The Amended Plan is designed to enable us to attract, retain and motivate our directors, officers, employees and consultants, and to further align their interests with those of our stockholders, by providing for or increasing their ownership interests in our company. The following description of the Amended Plan is a summary and is therefore qualified in its entirety by reference to the complete text of the Amended Plan, which is attached hereto as Exhibit A.

Administration. The Amended Plan is administered by the Compensation and Organizational Committee of our Board of Directors. Our Board may, however, at any time resolve to administer the Amended Plan. Subject to the specific provisions of the Amended Plan, the Compensation and Organizational Committee is authorized to select persons to participate in the Amended Plan, determine the form and substance of grants made under the Amended Plan to each participant, modify the terms of grants made under the Amended Plan, and otherwise make all determinations for the administration of the Amended Plan.

Participation. Individuals eligible to participate in the Amended Plan are directors (including non-employee directors), officers (including non-employee officers) and employees of, and other individuals performing services for, or to whom an offer of employment has been extended by, us or our subsidiaries.

Type of Award. The Amended Plan provides for the issuance of stock options, stock appreciation rights (“SARs”), restricted stock, deferred stock, dividend equivalents, other stock-based awards and performance awards. Performance awards will be based on the achievement of one or more business or personal criteria or goals, as described above.

Available Shares. An aggregate of 1,673,333 shares of our common stock are reserved for issuance under the Amended Plan, subject to certain adjustments reflecting changes in our capitalization.  The shares were registered on Form S-8 under the Securities Act of 1933 on March 28, 2005.  To date, we have granted 514,390 shares of restricted common stock to certain of our officers, directors and employees under the 2004 Equity Incentive Plan.  If any grant under the Amended Plan expires or terminates unexercised, becomes unexercisable or is forfeited as to any shares, or is tendered or withheld as to any shares in payment of the exercise price of the grant or the taxes payable with respect to the exercise, then such unpurchased, forfeited, tendered or withheld shares will thereafter be available for further grants under the Amended Plan. The Amended Plan provides that the Compensation and Organizational Committee shall not grant, in any one calendar year, to any one participant awards to purchase or acquire a number of shares of common stock in excess of 15% of the total number of shares authorized for issuance under the Amended Plan.

Option Grants. Options granted under the Amended Plan may be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) or non-qualified stock options, as the Compensation and Organizational Committee may determine. Incentive stock options may only be granted to our employees. The exercise price per share for each option will be established by the Compensation and Organizational Committee, except that the exercise price may not be less than 100% of the fair market value of a share of common stock as of the date of grant of the option. In the case of the grant of any incentive stock option to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all of our classes of stock, the exercise price may not be less than 110% of the fair market value of a share of common stock as of the date of grant of the option.

Terms of Options. The term during which each option may be exercised will be determined by the Compensation and Organizational Committee, but if required by the Code and except as otherwise provided in the Amended Plan, no option will be exercisable in whole or in part more than ten years from the date it is granted, and no incentive stock option granted to an employee who at the time of the grant owns more than 10% of the total combined voting power of all of our classes of stock will be exercisable more than five years from the date it is granted. All rights to purchase shares pursuant to an option will, unless sooner terminated, expire at the date designated by the Compensation and Organizational Committee. The Compensation and Organizational Committee will determine the date on which each option will become exercisable and may provide that an option will become exercisable in installments. The shares constituting each installment may be purchased in whole or in part at any time after such installment becomes exercisable, subject to such minimum exercise requirements as may be designated by the Compensation and Organizational Committee. Prior to the exercise of an option and delivery of the shares represented thereby, the optionee will have no rights as a stockholder, including any dividend or voting rights, with respect to any shares covered by such outstanding option. If required by the Code, the aggregate fair market value, determined as of the grant date, of shares for which an incentive stock option is exercisable for the first time during any calendar year under all of our equity incentive plans may not exceed $100,000.

Stock Appreciation Rights. SARs entitle a participant to receive shares of our common stock with a value equal to the amount by which the fair market value of a share of our common stock on the date of exercise exceeds the grant price of the SAR. The grant price and the term of a SAR will be determined by the Compensation and Organizational Committee, provided that (1) the exercise price of a SAR may never be less than the fair market value of a shares of our common stock on the date the SAR is granted, (2) our common stock is traded on an established securities market, (3) only shares of our common stock may be delivered in settlement of the right upon exercise and (4) the SAR does not include any feature for the deferral of compensation other than the deferral of recognition of income until exercise of the SAR.

Termination of Options and SARs. Unless otherwise determined by the Compensation and Organizational Committee, and subject to certain exemptions and conditions, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for us for any reason other than death, disability, retirement or termination for cause, all of the participant’s options and SARs that were exercisable on the date of such cessation will remain exercisable for, and will otherwise terminate at the end of, a period of 90 days after the date of such cessation, but in no event after the expiration date of the options or SARs; provided that the participant does not compete with us during such 90-day period without the written consent of the Board of Directors or the Compensation and Organizational Committee. In the case of death or disability, but in no event after the expiration date of the options or SARs, all of the participant’s options and SARs that were exercisable on the date of such death or disability will remain so for a period of 180 days from the date of such death or disability; provided that the participant does not compete with us during such 180-day period without the written consent of the Board of Directors or the Compensation and Organizational Committee. In the case of retirement, all of the participant’s options and SARs that were exercisable on the date of retirement will remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of retirement, but in no event after the expiration date of the options or SARs; provided that the participant does not compete with us during such 90-day period without the written consent of the Board of Directors or the Compensation and Organizational Committee. In the case of a termination for cause, or if a participant does not become a director, officer or employee of, or does not begin performing other services for us for any reason, all of the participant’s options and SARs will expire and be forfeited immediately upon such cessation or non-commencement, whether or not then exercisable.

Restricted Stock and Restricted Stock Units. Restricted stock is a grant of shares of our common stock that may not be sold or disposed of, and that may be forfeited in the event of certain terminations of employment, prior to the end of a restricted period set by the Compensation and Organizational Committee. A participant granted restricted stock generally has all of the rights of a stockholder, unless the Compensation and Organizational Committee determines otherwise. An award of a restricted stock unit confers upon a participant the right to receive shares of our common stock at the end of a vesting period set by the Compensation and Organizational Committee, unless the participant elects in a timely fashion to defer the receipt of shares with respect to the restricted stock unit, subject to possible forfeiture of the award in the event of certain terminations of employment prior to the end of the vesting or deferral period. Prior to settlement, an award of a restricted stock unit carries no voting or dividend rights or other rights associated with share ownership, although the participant shall have the right to receive accumulated dividends on distributions with respect to the corresponding number of shares of our common stock underlying the unit at the end of the vesting or deferral period.

Dividend Equivalents. Dividend equivalents confer the right to receive, currently or on a deferred basis, cash, shares of our common stock, other awards or other property equal in value to dividends paid on a specific number of shares of our common stock. Dividend equivalents may be granted alone or in connection with another award, and may be paid currently or on a deferred basis. If deferred, dividend equivalents may be deemed to have been reinvested in additional shares of our common stock.

Other Stock-Based Awards. The Compensation and Organizational Committee is authorized to grant other awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of our common stock, under the Amended Plan. These awards may include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of common stock, purchase rights for shares of common stock, awards with value and payment contingent upon our performance as a company or any other factors designated by the Compensation and Organizational Committee. The Compensation and Organizational Committee will determine the terms and conditions of these awards.

Performance Awards. The Compensation and Organizational Committee may subject a participant’s right to exercise or receive a grant or settlement of an award, and the timing of the grant or settlement, to performance conditions specified by the Compensation and Organizational Committee. Performance awards may be granted under the Amended Plan in a manner that results in their qualifying as performance-based compensation exempt from the limitation on tax deductibility under Section 162(m) of the Internal Revenue Code for compensation in excess of $1,000,000 paid to our chief executive officer and our four highest compensated officers. The Compensation and Organizational Committee will determine performance award terms, including the required levels of performance with respect to particular business criteria, as listed below, the corresponding amounts payable upon achievement of those levels of performance, termination and forfeiture provisions and the form of settlement. In granting performance awards, the Compensation and Organizational Committee may establish unfunded award “pools,” the amounts of which will be based upon the achievement of a performance goal or goals based on one or more business criteria. Business criteria will include, for example, any one or more of the following: (i) operating income (before or after taxes); (ii) earnings per share (before or after taxes); (iii) sales or product volume growth; (iv) operating income before or after depreciation and amortization (and including or excluding capital expenditures); (v) cash flow (including but not limited to, operating cash flow, free cash flow and cash flow return on capital); (vi) operating profit (before or after taxes); (vii) book value; (viii) net earnings (before or after taxes); (ix) market share; (x) return measures (including, but not limited to, return on capital, invested capital, assets, equity); (xi) margins; (xii) share pricing (including but not limited to, growth measures and total shareholder return); (xiii) comparable or sales; (xiv) net income (before or after taxes); (xv) productivity improvement or operating efficiency; (xvi) costs or expenses; (xvii) shareholder’s equity; (xviii) revenues or sales; (xix) earnings before or after taxes, interest, depreciation, and/or amortization; (xx) revenue-generating unit-based metrics; (xxi) expense targets; (xxii) individual performance objectives; (xxiii) working capital targets; (xxiv) measures of economic value added; (xxv) inventory control; (xxvi) enterprise value or (xxvii) objective measures of customer satisfaction.

Amendment of Outstanding Awards and Amendment/Termination of Plan. The Board of Directors or the Compensation and Organizational Committee generally will have the power and authority to amend or terminate the Amended Plan at any time without approval from our stockholders. The Compensation and Organizational Committee generally will have the authority to amend the terms of any outstanding award under the plan, subject to certain limitations set forth in the plan, at any time without approval from our stockholders. No amendment will become effective without the prior approval of our stockholders if stockholder approval would be required by applicable law or regulations, including if required for continued compliance with the performance-based compensation exception of Section 162(m) of the Code, under provisions of Section 422 of the Code or by any listing requirement of the principal stock exchange on which our common stock is then listed. Unless previously terminated by the Board of Directors or the Compensation and Organizational Committee, the Amended Plan will terminate on the tenth anniversary of the adoption of the 2004 Equity Incentive Plan. No termination of the Amended Plan will materially and adversely affect any of the rights or obligations of any person, without his or her written consent, under any grant of options or other incentives theretofore granted under the Amended Plan.

Transfer of Awards. Unless the Compensation and Organizational Committee determines otherwise or unless a transfer meets certain requirements set forth in the Amended Plan, no award granted under the Amended Plan may be transferred by a participant. In the event an award is transferred in accordance with the requirements of the Amended Plan, all provisions of the Amended Plan will continue to apply to such award and the transferee of such award shall be bound thereby.

Change of Control. Unless otherwise determined by the Compensation and Organizational Committee, if certain events occur which constitute a change of control of the Company as defined in the plan and a participant’s employment or service as a director, officer or employee is terminated within 12 months thereafter without cause, by reason of death, disability or retirement, or by the participant after certain changes in the nature of that participant’s employment or failure by the Company to fulfill their obligations towards the participant: (i) any awards carrying a right to exercise that was not previously vested and exercisable shall be fully vested and exercisable for 180 days after the date of such termination and (ii) with respect to other awards, any restrictions, deferrals of settlement or other conditions, with certain exceptions, will be deemed lapsed and such awards deemed fully vested and (iii) the performance goals and conditions relating to any performance awards, in the discretion of the Compensation and Organizational Committee, shall be deemed met as of the date of the change in control. In the event of a merger or consolidation in which our capital stock outstanding immediately prior thereto does not represent 50% of the outstanding capital stock of the surviving entity, the Compensation and Organizational Committee may cancel any or all outstanding options under the Amended Plan in consideration for payment to the holders of those options the net consideration they would have received in such transaction if their options had been fully exercised immediately prior thereto.

Amended Plan Benefits

Future grants under the Amended Plan will be made at the discretion of the Compensation and Organizational Committee and, accordingly, are not yet determinable, except with respect to our annual automatic grants of restricted stock to our non-management directors.  Currently, our non-management directors receive an annual grant of 7,400 shares of restricted stock, however, the Compensation and Organizational Committee has the discretion to increase or decrease this annual grant.

In addition to the discretionary nature of future grants, the value of the awards granted under the Plan will depend on a number of factors, including the fair market value of our common stock on future dates and the exercise decisions made by the participants.  Consequently, it is not possible to determine the benefits that might be received by participants receiving discretionary grants under the Amended Plan, including the automatic grants to our non-management directors.  The Securities Authorized for Issuance under the Equity Compensation Plans Table below provides information as of January 3, 2009, regarding the equity outstanding under our equity compensation plans, the weighted average exercise price of outstanding equity and the number of securities remaining available for issuance.

Equity Compensation Plan Information

The following table sets forth, as of January 3, 2009, certain information related to our equity:

Equity Compensation Plan Information as of January 3, 2009

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity incentive plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	804,334	$3.1789	2,599,954

Equity compensation plans not approved by security holders	-	-	300,000
Total	804,334	$3.1789	2,899,954

Certain U.S. Federal Income Tax Consequences

The following discussion summarizes the federal income tax consequences to participants who may receive grants of Awards under the Amended Plan.  This discussion of federal income tax consequences does not purport to be a complete analysis of all potential tax effects of the Amended Plan.  This discussion is based upon interpretation of laws, regulations, rulings and decisions now in effect, all of which are subject to change.  No information is provided with respect to foreign, state or local tax laws, or estate and gift tax considerations.  This discussion is limited to the U.S. federal income tax consequences to individuals who are citizens or residents of the U.S., other than those individuals who are taxed on a residence basis in a foreign country.

Restricted Stock. In the absence of a Section 83(b) election (as described below), a participant who receives restricted shares will recognize no income at the time of grant. When the restrictions expire, a participant will recognize ordinary income (treated as compensation) equal to the fair market value of the shares when the restrictions expire over the amount paid for the shares (if any). The Company generally will be entitled to a deduction equal to the fair market value of the shares when included in the participant's income.

If a Section 83(b) election is made within 30 days of the initial grant, the participant must recognize the fair market value of the restricted shares on the date of grant as ordinary income (treated as compensation) as of the date of grant, and the holding period would begin at the time the restricted shares are granted. The Company generally would be entitled to a corresponding business expense deduction for the grant, but dividends on the shares would not be deductible. Any subsequent disposition of the shares by the participant, other than by forfeiture, would result in capital gain or loss, which would be long- or short-term, depending on the holding period. Upon a subsequent forfeiture of restricted shares with respect to which a Section 83(b) election has been made, no deduction will be allowed in respect of the amount included as income at the time the Section 83(b) election was made; however, the participant will generally be allowed a loss deduction equal to the amount (if any) the participant paid for the restricted shares over the amount (if any) the Company paid the participant for the restricted shares at the time it is forfeited.

Incentive Stock Options.  A participant will not recognize any taxable income upon the grant or exercise of an incentive stock option qualifying under Section 422 of the Code; however, the exercise of an incentive stock option may increase the participant’s alternative minimum tax liability, if any.

If stock acquired upon the exercise of an incentive stock option is disposed of within two years after the date of grant and within one year after the issuance of such shares to the participant, (a “disqualifying disposition”), generally (i) the participant will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise or, if less, the amount realized on the disposition of the shares) over the option exercise price paid for such shares and (ii) the Company will be entitled to a tax deduction in the same amount.  Any further gain or loss realized by the participant will be taxed as short-term or long-term capital gain or loss, as the case may be, and will not result in any deduction by the Company.

If stock is issued to a participant pursuant to the exercise of an incentive stock option, and if no disposition of the shares is made by the participant within two years after the date of grant and within one year after the issuance of such shares to the participant, then (i) upon the resale of such shares, any amount realized in excess of the option exercise price will be treated as a long-term capital gain and any loss sustained will be a long-term capital loss and (ii) no deduction will be allowed to the Company for federal income tax purposes.

Non-qualified Stock Options. A participant will not recognize taxable income for the grant of nonqualified stock options.  Upon the exercise of a nonqualified stock option, ordinary income is recognized by the participant in an amount equal to the difference between the option exercise price paid for the shares and the fair market value of the shares on the date of exercise and the Company is entitled to a tax deduction in the same amount.  Upon disposition of the shares, any gain or loss is treated as capital gain or loss. In the case of a participant who is also an employee at the time of grant, any income recognized upon exercise of a nonqualified stock option will constitute wages for which withholding will be required.

Stock Appreciation Rights. Upon exercise of a stock appreciation right, the participant will recognize ordinary income (treated as compensation) in an amount equal to the cash received. The Company generally will be entitled to a business expense deduction in the same amount and at the same time as the participant recognizes ordinary compensation income.

Restricted Stock Units.  A participant who receives restricted share units will recognize no income at the time of grant. In general, the participant will recognize ordinary income in the year in which the shares subject to that award vest and are actually issued to the participant in an amount equal to the fair market value of the shares on the date of issuance.  The Company will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued.  In general, the deduction will be allowed for the taxable year in which such ordinary income is recognized by the participant.

Performance Awards.  A participant generally will recognize no income upon the grant of a performance share or a performance unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received, if any, and the fair market value of any unrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above in "Restricted Stock." Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the "determination date," will be taxed as a capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Section 162(m). Under Section 162(m) of the Internal Revenue Code, the Company may not take a tax deduction for compensation to certain executive officers in excess of $1 million per year, unless the compensation is "performance-based compensation" or qualifies under certain other exceptions. The Amended Plan contains provisions authorizing the grant of stock options, stock appreciation rights, restricted shares and restricted share units that may constitute performance-based awards within the meaning of Section 162(m). To the extent that awards under the Amended Plan constitute performance-based awards, the awards should qualify as "performance-based compensation" for purposes of Section 162(m).

Other Matters

We do not intend to bring any other matters before the Annual Meeting, nor are we aware of any other matters that are to be properly presented to the Annual Meeting by others. In the event that other matters do properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the Proxy to vote such Proxy in accordance with their best judgment on such matters.

By Order of the Board of Directors

/s/ FRANK TURNER

Chairman of the Board

May 1, 2009

SYMMETRY Medical Inc.

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Electronic Voting Instructions

You can vote by Internet!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose the voting method outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet must be received by 1:00 a.m., Central Time, on June 22, 2009.

Vote by Internet
- Log on to the Internet and go to **www.envisionreports.com/SMA**
- Follow the steps outlined on the secured website.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR the nominees listed and FOR Proposals 2 and 3.

	For	Withhold
01 - John S. Krelle	☐	☐
02 - Thomas E. Chorman	☐	☐
03 - Robert G. Deuster	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION.

Proxy — Symmetry Medical Inc.

Solicited on Behalf of the Board of Directors

ANNUAL MEETING OF STOCKHOLDERS — June 22, 2009— 12:00 p.m. CDT

Hilton Chicago O’Hare Airport
Chicago, Illinois 60666

The undersigned, revoking all prior proxies, hereby appoints Francis T. Nusspickel and Brian S. Moore or either of them, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side hereof, all the shares of Common Stock of Symmetry Medical Inc. held of record by the undersigned on April 27, 2009, at the Annual Meeting of Stockholders to be held on June 22, 2009, or any adjournment or postponement thereof.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any amendments or postponement thereof.

You are encouraged to specify your choices by marking the appropriate boxes ON THE REVERSE SIDE. You need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. If no direction is given, this proxy will be voted FOR all proposals.